Exhibit 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF AUGUST 9, 2010

BY AND BETWEEN

SPEECO COMPANIES, L.L.C.

AND

BLOUNT, INC.

TABLE OF CONTENTS

Page

ARTICLE I	Purchase and Sale of Shares; Closing and Manner of Payment	1
1.1	Agreement to Purchase and Sell Shares	1
1.2	Purchase Price	1
1.3	Preparation of the Closing Balance Sheet	2
1.4	Disputes Regarding the Closing Balance Sheet	2
1.5	Manner of Payment of the Purchase Price	3
1.6	Manner of Delivery of Shares	4
1.7	Time and Place of Closing	4
ARTICLE II	Representations and Warranties	5
2.1	General Statement	5
2.2	Representations and Warranties of Purchaser	5
2.3	Representations and Warranties Regarding the Company	7
2.4	Representations and Warranties Regarding Seller	24
2.5	Limitation on Warranties	25
2.6	Definition of Knowledge	26
ARTICLE III	Conduct Prior to the Closing	26
3.1	General	26
3.2	Seller’s Obligations	26
3.3	Purchaser’s Obligations	27
3.4	Joint Obligations	27
ARTICLE IV	Conditions to Closing	28
4.1	Conditions to Each Party’s Obligation	28
4.2	Conditions to Seller’s Obligations	28
4.3	Conditions to Purchaser’s Obligations	28
4.4	Frustration of Closing Conditions	29
ARTICLE V	Closing	29
5.1	Form of Documents	29
5.2	Purchaser’s Deliveries	29
5.3	Seller’s Deliveries	30
ARTICLE VI	Post-Closing Agreements	31
6.1	Post-Closing Agreements	31
6.2	Inspection of Records	31

i

6.3	Agreement to Defend and Indemnify	31
6.4	Releases	32
6.5	Confidentiality	32
6.6	Further Assurances	33
6.7	Agreement Not To Solicit	33
ARTICLE VII	Employee Matters	33
7.1	WARN Act	33
7.2	Continuation of Benefits	34
ARTICLE VIII	Indemnification	34
8.1	General	34
8.2	Certain Definitions	35
8.3	Seller’s Indemnification Obligations	35
8.4	Limitation on Seller’s Indemnification Obligations	36
8.5	Purchaser’s Indemnification Covenants	38
8.6	Limitation on Purchaser’s Indemnification Obligations	38
8.7	Cooperation	39
8.8	Third Party Claims	39
8.9	Insurance	40
8.10	Retention of Funds	40
8.11	Indemnification Exclusive Remedy	41
ARTICLE IX	Effect of Termination/Proceeding	41
9.1	General	41
9.2	Right to Terminate	41
9.3	Certain Effects of Termination	42
9.4	Remedies	42
9.5	Right to Damages	42
ARTICLE X	Miscellaneous	43
10.1	Publicity	43
10.2	Notices	43
10.3	Disclosure Generally	44
10.4	Expenses; Transfer Taxes	44
10.5	Entire Agreement	44
10.6	Non-Waiver	44
10.7	Counterparts	44

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10.8	Severability	45
10.9	Applicable Law	45
10.10	Binding Effect; Benefit	45
10.11	Assignability	45
10.12	Rule of Construction	45
10.13	Governmental Reporting	45
10.14	Waiver of Trial by Jury	45
10.15	Consent to Jurisdiction	45
10.16	Amendments	46
10.17	Accounting Principles	46
10.18	References	46
10.19	Other Construction Rules	46
10.20	Index of Defined Terms	46

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is made as of August 9, 2010 by and between SpeeCo Companies, L.L.C., a Delaware limited liability company (“Seller”), and Blount, Inc., a Delaware corporation (“Purchaser”).

PRELIMINARY STATEMENTS

A.           Seller owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SP Companies, Inc., a Delaware corporation (the “Company”).

B.            SpeeCo, Incorporated, a Delaware corporation  (“SpeeCo”), is a wholly owned subsidiary of the Company.

C.            The Company and its subsidiaries (such subsidiaries, as set forth on the Seller Disclosure Schedule and including SpeeCo, the “Subsidiaries”) are engaged in the business of designing, manufacturing and distributing log splitters, diggers and parts and accessories for the farm-and-ranch retail market (the “Business”).

D.            Purchaser desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Purchaser, on the terms and subject to the conditions herein contained.

E.            Concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, Paul Valas, Michael Marino and Ken Lehman have executed offer letters regarding the employment of such employees with Purchaser following the Closing Date (as defined below).

AGREEMENTS

Intending to be legally bound, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF SHARES; CLOSING AND MANNER OF PAYMENT

1.1           Agreement to Purchase and Sell Shares.  On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined herein), Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Purchaser, all of the issued and outstanding Shares, free and clear of any and all claims, liens, mortgages, security interests, assessments and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise (“Encumbrances”).

                1.2           Purchase Price.  The aggregate purchase price to be paid to Seller for the Shares (“Purchase Price”) is equal to:

                (a)       Ninety million dollars ($90,000,000); plus

               (b)       an amount equal to all cash on hand in the Company’s and its Subsidiaries’ bank, lock box or other accounts (including cash resulting from the clearance of checks deposited with the Company or a Subsidiary prior to the Closing Date, whether or not such clearance occurs before, on or after the Closing Date, but excluding cash allocable to checks written by the Company or a Subsidiary and sent to third parties that have not cleared as of the Closing Date), plus the amount of “cash equivalents”, as defined under United States generally accepted accounting principles (“GAAP”), owned by the Company or any Subsidiary, in each case as of the close of business on the Closing Date (the “Cash Equivalents”); plus (or minus)

                (c)       the amount, if any, by which the excess of (i) the consolidated assets of the Company and the Subsidiaries which are treated as current assets (but exclusive of cash, Cash Equivalents and deferred tax accounts) less (ii) the consolidated liabilities of the Company and the Subsidiaries which are treated as current liabilities (including current taxes payable, but excluding any deferred tax accounts and the Closing Indebtedness (as defined below)), in each case as of the close of business on the Closing Date (“Working Capital”), is greater (or less) than (iii) $12,153,000.  For the avoidance of doubt, the Working Capital shall be determined using the judgments, methodologies and principles required under GAAP as applied by the Company and the Subsidiaries in preparing the Financial Statements for the year ended December 31, 2009, except for the omission of footnote disclosure required by GAAP.

                1.3           Preparation of the Closing Balance Sheet.  The amount of the Closing Indebtedness, Cash Equivalents and Working Capital included in the calculation of the Purchase Price shall each be determined from a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the close of business on the Closing Date (the “Closing Balance Sheet”).  The Closing Balance Sheet shall be prepared by Purchaser in accordance with GAAP as applied by the Company and the Subsidiaries in preparing the Financial Statements for the year ended December 31, 2009, except for the omission of footnote disclosure required by GAAP.  Following the Closing, Purchaser shall deliver the Closing Balance Sheet to Seller not more than 90 days following the Closing Date (the “Delivery Date”).

                1.4           Disputes Regarding the Closing Balance Sheet.

                (a)       Seller shall have from the Delivery Date until 5:00 p.m., Chicago time, on the date 30 days after the Delivery Date (the “Dispute Period”) to dispute any elements of or amounts reflected on the Closing Balance Sheet that affect the calculation of the Purchase Price (the “Dispute”), but only on the basis that the amounts reflected on the Closing Balance Sheet are inaccurate or do not conform to the requirements of Section 1.3.  During the Dispute Period, Purchaser shall make available to Seller and its representatives and advisors without charge the books, records and personnel of the Company and its Subsidiaries that they reasonably require in their review of the Closing Balance Sheet.  If Seller does not give written notice of the Dispute that sets forth in reasonable detail the elements and amounts with which Seller disagrees (a “Dispute Notice”) to Purchaser within the Dispute Period, the Closing Balance Sheet shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered to Seller and shall be final and binding upon the parties.  If Seller delivers a Dispute Notice to Purchaser within the Dispute Period, Purchaser and Seller shall attempt to resolve the Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet within 30 days after delivery of such Dispute Notice (such period, the “Resolution Period”).

(b)       If Purchaser and Seller are unable to resolve each element of the Dispute within the Resolution Period, Purchaser and Seller shall jointly engage the Denver, Colorado office of KPMG LLP (“KPMG”) as the arbitrator of the Dispute (or such other replacement arbitrator as determined pursuant to this Section 1.4(b), the “Arbitrating Accountant”).  If KPMG is unable or unwilling to serve as the Arbitrating Accountant, then Purchaser and Seller shall jointly select a nationally recognized independent public accounting firm with an office in Denver, Colorado to serve as the Arbitrating Accountant, and, in the event Purchaser and Seller are unable to agree upon an Arbitrating Accountant within 15 business days following the expiration of the Resolution Period, the American Arbitration Association shall choose the Arbitrating Accountant from among the available candidates submitted by Purchaser and Seller, with neither Purchaser nor Seller submitting more candidates than the other party.  The Arbitrating Accountant’s function shall be to resolve the Dispute by determining the proper amounts to be reflected on the Closing Balance Sheet in conformity with the requirements of Section 1.3, but in no case shall those amounts be higher than the higher calculation of Purchaser and Seller or lower than the lower calculation of Purchaser and Seller.

(c)       In connection with the resolution of the Dispute, the Arbitrating Accountant shall allow Purchaser and Seller to submit their respective positions regarding the elements of the Closing Balance Sheet in dispute in writing.  In connection with the resolution of the Dispute, there shall be no hearings or oral examinations, testimony, depositions, discovery or other similar proceedings.

        (d)       The Arbitrating Accountant shall as promptly as possible, and in any event within 30 days after the date of its appointment, render its decision on the Dispute in writing to Purchaser and Seller, together with a revised Closing Balance Sheet reflecting its decision.  The Arbitrating Accountant’s decision shall be final and binding upon the parties and judgment may be entered on its determination.  The Closing Balance Sheet, as revised pursuant to the Arbitrating Accountant’s decision, shall be final and binding upon the parties.  The fees and expenses of the Arbitrating Accountant shall be paid by both parties, allocated ratably in inverse proportion as they may prevail on matters resolved by the Arbitrating Accountant, with the party whose Purchase Price calculation varies least from that of the Arbitrating Accountant recovering in proportion to the difference between the Arbitrating Accountant’s revised Purchase Price calculation and the closer of Purchaser’s or Seller’s proposed Purchase Price calculation, over the difference between Purchaser’s and Seller’s proposed Purchase Price calculations.  The ratable allocation of payment of the Arbitrating Accountant’s fees and expenses shall be determined by the Arbitrating Accountant in accordance with the methodology described above.

                1.5          Manner of Payment of the Purchase Price.

    (a)      For tax purposes, the Escrow Amount shall be treated as if it is owned by Seller.

(b)      For purposes of the Closing, Seller shall make a good faith estimate of the Purchase Price (the “Closing Estimate Payment”)  based upon the most recent ascertainable financial information of the Company and its consolidated Subsidiaries.  Seller shall notify Purchaser of the Closing Estimate Payment amount (including the amounts of each component thereof set forth in Clauses (i) - (iv) below) not less than three (3) business days prior to the Closing Date.  At the Closing, Purchaser shall pay the Closing Estimate Payment as follows:

           (i)             Purchaser shall pay a portion of the Closing Estimate Payment to each party and in such amounts as set forth on Schedule 1.5(b)(i) (which Schedule 1.5(b)(i) shall contain (A)  the amount required to discharge the full principal amount of and all accrued interest, prepayment and other fees, expenses and penalties (including any costs associated with the release of any Liens) with respect to the outstanding indebtedness for borrowed money of the Company and the Subsidiaries as of the Closing Date (B) any interest rate swap liabilities or other liabilities under any financial instrument associated with or referencing the indebtedness for borrowed money of the Company and the Subsidiaries and (C) the information system license transfer fees) (collectively, the “Closing Indebtedness”), by wire transfer of immediately available funds to the bank accounts specified by such parties;

           (ii)            Purchaser shall pay a portion of the Closing Estimate Payment to those third parties specified by Seller and which require payment by the Company or the Subsidiaries to discharge assessed fees against the Company or the Subsidiaries in connection with: (a) payments required due to a change of control (including any bonus payments triggered by the transactions contemplated hereby and any associated employment taxes) and (b) all costs and expenses incurred by the Company or the Subsidiaries in connection with this Agreement or the transactions contemplated by this Agreement, including any unpaid attorneys’, accountants’ and investment banking fees (the “Transaction Expenses”);

(iii)          Purchaser shall pay an amount equal to seven percent (7%) of the amount set forth in Section 1.2(a) (the “Escrow Amount”) to U.S. Bank Corporate Trust Services (together with its successors and permitted assigns, the “Escrow Agent”), to be held, invested and distributed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into as of the date hereof by the parties and the Escrow Agent (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”); and

           (iv)           Purchaser shall pay the remainder of the Closing Estimate Payment to Seller, by wire transfer of immediately available funds, to such bank account as Seller shall specify by written notice to Purchaser delivered at least three (3) business days prior to the Closing Date.

(c)       Following the Closing, the Purchase Price shall be finally determined in accordance with the terms, adjustments and procedures set forth in Sections 1.2, 1.3 and 1.4.  Any increase in the Purchase Price over the Closing Estimate Payment shall be paid in cash by Purchaser within two business days following the final determination of the Purchase Price.  Any decrease in the Purchase Price below the Closing Estimate Payment shall be paid by Seller in cash within two business days following the final determination of the Purchase Price.  Payment of such increase or decrease in the Purchase Price shall be made together with interest on such excess from the Closing Date until the date of payment in full, at the prime rate of interest per annum as reported from time to time in The Wall Street Journal, Midwest Edition, based on a year consisting of 365 days.

               1.6            Manner of Delivery of Shares.  At the Closing, Seller shall deliver to Purchaser certificates evidencing the Shares duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer.

               1.7           Time and Place of Closing.  The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 12:00 p.m. Chicago time at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois 60606 on August 10, 2010 or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Sections 4.1, 4.2 and 4.3 hereof shall not be satisfied or waived, subject, however, to the provisions of Section 9.2.  The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES

                2.1           General Statement.  The parties make the representations and warranties to each other which are set forth in this Article II.  All such representations and warranties shall survive the Closing (and none shall merge into any instrument of conveyance) to the extent contemplated by Section 8.1.  All representations and warranties of the Company or Seller are made subject to the exceptions noted in the schedules delivered by Seller to Purchaser concurrently herewith (with specific reference to the section and, where applicable, subsection of this Agreement to which the information stated in such schedules relates; provided, however, that any such disclosure shall also be deemed to be applicable to other sections and subsections of this Agreement to the extent that a matter is disclosed in such a way as to make its relevance to the information called for by such other section or subsection readily apparent to a reasonable person) and identified by Seller as the “Seller Disclosure Schedule”.  References to “made available” shall mean those documents that were posted in the on-line “virtual data room” as of 8:00 p.m., Chicago time, on August 7, 2010.

                2.2           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as follows:

                (a)       Organization, Existence and Good Standing.  Purchaser is a corporation duly organized, existing and in good standing, under the laws of Delaware.

               (b)      Power and Authority.  Purchaser has full corporate power and authority to enter into and perform this Agreement, the Escrow Agreement and all other agreements, certificates, instruments and other documents (collectively, the “Transaction Documents”) to be delivered by Purchaser in connection with the transactions contemplated by this Agreement.  The execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement have been duly and validly approved by the board of directors of Purchaser.  No other corporate proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of the Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement.

(c)       Enforceability.  This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.  At the Closing, Purchaser’s Transaction Documents will be duly executed and delivered by duly authorized officers of Purchaser and will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.

               (d)        Consents.  Except for any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), no consent, authorization, order or approval of, or filing or registration with or notification to, any federal, state, local or foreign government or any court, administrative agency or other governmental or regulatory authority or instrumentality, domestic or foreign, or other third party, is required for or in connection with the consummation by Purchaser of the transactions contemplated hereby.

    (e)        Conflicts Under Constituent Documents or Laws.  Neither the execution and delivery by Purchaser of the Transaction Documents to which Purchaser is a party, nor the consummation by Purchaser of the transactions contemplated in this Agreement, will conflict with or result in a breach, violation or default of (with or without notice or lapse of time, or both)  of any of the terms, conditions or provisions of its certificate or articles of incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound.

               (f)        Conflicts Under Contracts.  Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of the Transaction Documents will be a default or an event of acceleration, or grounds for termination, modification or cancellation, or whereby timely performance by Purchaser according to the terms of the Transaction Documents may be prohibited, prevented or delayed.

    (g)       Litigation.  There are no actions, suits, claims or proceedings pending or, to Purchaser’s Knowledge (as defined below), threatened against Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

               (h)       Brokers.  With the exception of Lincoln International LLC, neither Purchaser nor any of its Affiliates has engaged any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Seller, the Company or the Subsidiaries for arranging the transactions contemplated hereby or introducing the parties to each other.  As used in this Agreement, (i) “Affiliate” with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses; (ii) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise; and (iii) “Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any governmental entity, agency or political subdivision.

                (i)        Securities Act.  Purchaser is acquiring the Shares for its own account for investment and with no present intention of distributing or reselling such securities or any part thereof in any transaction which would constitute a “distribution” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws and are being transferred to Purchaser, in part, in reliance on the foregoing representation.

       (j)        Funding.  Purchaser has or will have prior to the Closing all funds required in order to complete the purchase of the Shares on the terms contained in this Agreement.  Purchaser has made available to Seller evidence of any of Purchaser’s debt financing source’s commitment (the “Commitment Documents”) necessary to provide the funds referred to in the previous sentence.  Purchaser has no reason to believe that such funds of Purchaser shall not be available or that the debt commitments set forth in the Commitment Documents shall not be funded, and Purchaser has not made any material misrepresentation in connection with obtaining the commitments set forth in any Commitment Documents.

(k)       WARN Act.  As of the date hereof, Purchaser has no plans or intention to carry out after the Closing any plant closing or mass layoff that would require notification under or otherwise violate the federal Worker Adjustment and Retraining Notification Act or any equivalent state or local Law at any facility of the Company or the Subsidiaries.

(l)        Independent Investigation.  Purchaser has conducted an independent investigation of the Business and the Company’s and the Subsidiaries’ business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement, and has relied solely on the results of said investigation and on the terms, covenants, agreements, representations and warranties of Seller expressly contained in this Agreement, as qualified by the Seller Disclosure Schedule, and the Transaction Documents.

                2.3           Representations and Warranties Regarding the Company.  Seller represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Schedule:

               (a)        Organization, Existence and Good Standing.  The Company and the Subsidiaries are each corporations duly organized, validly existing and in good standing under the laws of such entity’s jurisdiction of incorporation.

(b)       Foreign Good Standing.  The Company and the Subsidiaries have each qualified as a foreign corporation, and are in good standing, under the laws of all jurisdictions where the nature of their respective business or the nature or location of their respective assets requires such qualification and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any effect, change, development or circumstance that, individually or in the aggregate, is materially adverse to (x) the business, assets, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, (y) the ability of the Company and the Subsidiaries to perform their obligations under this Agreement and the Transaction Documents or (z) the ability of the parties to consummate the transactions contemplated herein, but excluding any such effect, change, development or circumstance resulting or arising from (i) any general deterioration in the economy or change in market conditions generally affecting the industry in which the Company or SpeeCo operates (except to the extent such deteriorations or changes are disproportionately adverse to the Company or the Subsidiaries relative to other Persons operating in the same industry), (ii) the announcement (including the disclosure of the fact Purchaser is the prospective acquirer of the Company and the Subsidiaries to any Person) or pendency of the transactions contemplated by this Agreement or the financing related thereto, (iii) any act of terrorism, sabotage, declaration of war, military action, or other global unrest or international hostilities, or any escalation or worsening of any of the foregoing (except to the extent such events are disproportionately adverse to the Company or the Subsidiaries relative to other Persons operating in the same industry), (iv) any earthquake, hurricane, volcanic eruption or other natural disaster or (v) changes in law or GAAP.

(c)       Power and Authority.  Each of the Company and the Subsidiaries has all necessary corporate power and authority to carry on its business as such business is now being conducted.

(d)       Enforceability.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.  At the Closing, the Company’s Transaction Documents will be duly executed and delivered by duly authorized officers of the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.

(e)       Consents.  Except for any required filings under the HSR Act and as set forth in the Seller Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with or notification to, any federal, state, local or foreign government or any court, administrative agency or other governmental or regulatory authority or instrumentality, domestic or foreign or other third party, is required for or in connection with the consummation  by the Company of the transactions contemplated hereby.

               (f)        Conflicts Under Constituent Documents or Laws.  Neither the execution and delivery of the Transaction Documents by the Company and the Subsidiaries, nor the consummation by the Company and the Subsidiaries of the transactions contemplated hereby, will conflict with or result in a breach, violation or default of (with or without notice or lapse of time, or both) any of the terms, conditions or provisions of the Company’s or the Subsidiaries’ Certificate of Incorporation or by-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which the Company or the Subsidiaries is a party or by which the Company, the Subsidiaries or any of their respective properties or assets is bound.

               (g)       Conflicts Under Contracts.  Except as set forth in the Seller Disclosure Schedule, none of the Company or the Subsidiaries are a party to, and none of the Company, the Subsidiaries or their respective properties or assets are bound by, any unexpired, undischarged or unsatisfied contract, agreement, indenture, mortgage, debenture, note or other instruments under the terms of which execution and delivery of, and performance by the Company according to the terms of, the Transaction Documents and consummation of the transactions contemplated thereby will conflict with or result in a default or an event of acceleration, or grounds for termination, modification or cancellation or a loss of a material benefit to or increased, additional, accelerated or guaranteed rights or entitlements of any Person (including a right to consent or notice) or the creation of any Lien (as defined below) upon any of the properties or assets of the Company or any Subsidiary (in each case, with or without notice or lapse of time, or both).

               (h)       Subsidiaries.  The Company owns, directly or indirectly, 100% of the shares of capital stock of, or other voting securities or ownership interests in, each Subsidiary, in each case free and clear of any Encumbrance and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  The Company does not (a) own, of record, beneficially or otherwise, directly or indirectly, any shares of capital stock or securities convertible into capital stock of any corporation or any ownership or participating interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise or (b) Control (as defined below), directly or indirectly, any equity interests, in each case other than the Subsidiaries.

                (i)        Capitalization.

           (i)             The authorized capital stock of the Company consists of a single class of 100 shares of common stock, par value $.01 per share, of which 100 shares, constituting the Shares, are issued and outstanding.  There are no shares of capital stock of the Company of any other class authorized, issued or outstanding.  The Shares have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by Seller free and clear of all Encumbrances.  There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company obligating the Company to issue any securities of any kind.  There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”).

           (ii)            The authorized capital stock of SpeeCo consists of a single class of 100 shares of common stock, par value $0.01, of which 100 shares are issued and outstanding.  There are no shares of capital stock of SpeeCo of any other class authorized, issued or outstanding.  All of the issued and outstanding shares of capital stock of SpeeCo have been validly issued, are fully paid and nonassessable, and are owned beneficially and of record by the Company, free and clear of all Encumbrances.  There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of SpeeCo obligating SpeeCo to issue any securities of any kind.

           (iii)           There are no Subsidiaries other than SpeeCo.

   (iv)          There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound (A) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Subsidiary or any Voting Company Debt, (B) obligating the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares.  There are not any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary.

                (j)        Financial Statements.

           (i)             Complete, unredacted copies of the consolidated balance sheets, consolidated statements of income and retained earnings, consolidated statements of cash flows and notes to consolidated financial statements (together with any supplementary information thereto) of the Company and the Subsidiaries as of and for the years ended December 31, 2008 and December 31, 2009, as audited by the Company’s accountants (the “Financial Statements”), are contained in the Seller Disclosure Schedule.  Complete, unredacted copies of the consolidated balance sheet and consolidated statements of income and cash flows of the Company and the Subsidiaries as of and for the six (6) month period ended on June 30, 2010 (such financial statements, the “Interim Financial Statements” and such date, the “Interim Financial Statement Date”) are also contained in the Seller Disclosure Schedule.  The Financial Statements and the Interim Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods covered by said statements and have been prepared in accordance with GAAP consistently applied through the periods covered thereby, except as disclosed therein, and, in the case of the Interim Financial Statements, except for (i) normal year-end adjustments and (ii) the omission of footnote disclosures required by GAAP.

    (ii)           To Seller’s Knowledge, the Company and the Subsidiaries do not have any liabilities or obligations (whether accrued, absolute, contingent, unasserted or otherwise), except (i) as disclosed, reflected or reserved against in the balance sheets included in the Financial Statements and Interim Financial Statements and the notes thereto, (ii) for a liability or obligation that has not, or is not reasonably expected to have, a material impact on the Business, (iii) for Taxes and (iv) for liabilities and obligations contemplated by this Agreement and the Transaction Documents.

               (k)       Title to Assets.  The Company or a Subsidiary has good title to the assets reflected on the balance sheets included in the Financial Statements and the Interim Financial Statements, in each case free and clear of any mortgages, liens, security interests, assessments, charges, easements, leases, subleases, covenants, rights of way, options, Claims (as defined below), restrictions or encumbrances of any kind (collectively, “Liens”), except for (i) statutory liens for Taxes not yet due; (ii) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of such assets; (v) liens described in the Seller Disclosure Schedule; and (vi) mortgages and security interests securing the Closing Indebtedness set forth in Section 2.3(k) of the Seller Disclosure Schedule (which mortgages and security interests will be released upon the payments made pursuant to Section 1.5) (collectively, “Permitted Liens”).  The foregoing representation and warranty shall not apply to the Real Estate, which is dealt with exclusively in Section 2.3(u), or the Intellectual Property, which is dealt with exclusively in Section 2.3(w).

               (l)         Taxes.

           (i)             As used in this Agreement, the following terms have the meanings set forth below.

(A)           “Code” means the Internal Revenue Code of 1986, as amended.

(B)           “Taxes” means all foreign, federal, state and local income, franchise, sales, use, ad valorem, transfer or other taxes, fees, assessments or charges of any kind, together with any interest and any penalties with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

(C)           “Tax Returns” means all returns, declarations, reports, statements and other documents, including any amendments thereof, required to be filed by the Company or any Subsidiary with any government agency with respect to any Taxes, including any amended returns relating thereto, and the term “Tax Return“ means any one of the foregoing Tax Returns.

   (ii)            The Company and the Subsidiaries have filed on a timely basis all Tax Returns for all years and periods and for all jurisdictions in which any such Tax Return was due.  All such Tax Returns are complete and correct in all material respects.  All Taxes due and payable with respect to such Tax Returns have been paid.  All material Taxes not yet due and payable have been properly accrued on the books of the Company or the Subsidiaries to the extent required by GAAP.

   (iii)           No material issues have been raised and are currently pending by any taxing authority in connection with any of the Tax Returns.  No waivers of statutes of limitation with respect to the Tax Returns have been given by or requested from the Company or any Subsidiary.  All deficiencies asserted or assessments made as a result of any examinations of Tax Returns previously filed by the Company or any Subsidiary have been paid, or are reflected as a liability in the Financial Statements, or are being contested and a reserve therefor has been established and is reflected as a liability in the Financial Statements in accordance with GAAP.

   (iv)           With respect to all Taxes imposed upon the Company or any Subsidiary or for which the Company or any Subsidiary is liable to taxing authorities, and with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws have been complied with in all material respects.

   (v)            None of the Company or the Subsidiaries have executed or filed with any taxing authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.

   (vi)           No federal, state or local Tax audit or other administrative proceeding, discussion or court proceedings are presently pending with regard to any Taxes applicable to the Company or any Subsidiary or any Tax Returns.

   (vii)          None of the Company or the Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits.

   (viii)         Neither the Company nor any Subsidiaries has since July 1, 2008  filed any tax return as part of any consolidated, combined, affiliated, aggregate or unitary group, other than a group of which the Company is the common parent or a group consisting solely of the Company and one or more of the Subsidiaries.  Neither the Company nor any Subsidiaries has any liability for any Taxes of any Person other than itself (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state or local law) or (ii) as a transferee or successor.

   (ix)           Neither the Company nor any of its Subsidiaries has ever participated in any “reportable” transaction for which disclosure is required pursuant to Treasury Regulation Section 1.6011-4(b).

   (x)            Since December 31, 2009, neither the Company nor any Subsidiary has made or changed any material Tax election, amended any material Tax Return or settled or compromised any material Tax liability or refund claim, other than in the ordinary course of business.

Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties included in this Section 2.3(l) shall constitute the sole and exclusive representations and warranties of the Company relating to Tax matters or compliance with Tax laws.

                (m)      Conduct of Business.  Since December 31, 2009, except as described in the Seller Disclosure Schedule, none of the Company or the Subsidiaries has:

           (i)            sold, leased, licensed, transferred or otherwise disposed of any portion of their assets or property (real, personal or mixed, tangible or intangible) that would be material to the Company or the Subsidiaries except for sales of their inventory in the usual and ordinary course of business;

   (ii)            suffered any material property damage, destruction or casualty loss, or any material interruption in use, of any material assets or property (in each case, whether or not covered by insurance), affecting the business or assets of Company or any Subsidiary;

   (iii)           suffered any change to their Business which could reasonably be expected to have a Material Adverse Effect;

   (iv)           forgiven or cancelled any material indebtedness (individually or in the aggregate) owed to the Company or any Subsidiary or waived any material Claim or right (including any indebtedness owing by any Shareholder, officer, director, employee or Affiliate (as defined below) of the Company or any Subsidiary);

   (v)            paid, loaned or advanced (other than payment, advance or reimbursement of expenses and compensation in the ordinary course of business) any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any officers, directors, employees or Affiliates of the Company or any Subsidiary;

           (vi)           borrowed or agreed to borrow any funds, or incurred, assumed or became subject to, whether directly or by way of guarantee or otherwise, any liabilities, Liens or obligations (whether absolute, accrued, contingent or otherwise) related to indebtedness for borrowed money, except for (A) liabilities or obligations incurred in the ordinary course of business, (B) liabilities or obligations with respect to borrowings under the Company’s revolving credit facility, and (C) liabilities or obligations contemplated by this Agreement;

   (vii)          paid or declared any dividends or other distributions on their equity securities of any class or purchased or redeemed any of its equity securities of any class;

   (viii)         (A) granted to any director, officer, employee or independent contractor of the Company or any Subsidiary any increase in compensation or benefits, except for increases in base salaries for employees other than officers in the ordinary course of business and consistent with past practice or as required by law, (B) granted to any director, officer, employee or independent contractor of the Company or any Subsidiary any change in control, severance or termination compensation or benefits (or any increase thereto), (C) entered into, amended, modified, changed or terminated any Company Benefit Plan except as required by ERISA or the Internal Revenue Code, (D) taken any action to accelerate the time of payment or vesting of any rights or benefits, or made any material determinations not in the ordinary course of business consistent with past practice, under any Company Benefit Plan or (E) taken any action to fund or otherwise secure the payment of any compensation or benefits under any Company Benefit Plan (other than any action taken to comply with the terms of any such Company Benefit Plan as in effect on December 31, 2009);

   (ix)           instituted, or paid, discharged, settled or satisfied any material Claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business of Claims, liabilities and obligations reflected or reserved against in the audited consolidated balance sheet of the Company dated December 31, 2009 or incurred in the ordinary course of business since December 31, 2009;

   (x)            made any capital investment in, or any acquisition of the securities or assets of, any other Person (or series of related capital investments and acquisitions);

   (xi)            accelerated, terminated, materially modified or cancelled any Material Contract (as defined below);

   (xii)           amended or otherwise changed its articles of incorporation or bylaws or other comparable organizational documents;

   (xiii)          made any change in any method of accounting or accounting practice or internal control procedure;

   (xiv)          without limitation by the enumeration of any of the foregoing, taken any action or entered into or agreed to enter into any material transaction other than in the usual and ordinary course of business; or

   (xv)           agreed, whether in writing or otherwise, to take any action described in this Section 2.3(m).

The foregoing representations and warranties in this Section 2.3(m) shall not be deemed to be breached by virtue of the entry by the Company into this Agreement or the other Transaction Documents to which it is a party or its consummation of the transactions contemplated hereby and thereby.

    (n)       Contracts.  The Seller Disclosure Schedule contains a complete list as of the date hereof of the following material, undischarged written contracts, agreements, leases and other instruments to which the Company or a Subsidiary is a party (each a “Material Contract”):

           (i)             agreements for the employment, or in regard to the employment, or restricting the employment, of any employee of the Company or any Subsidiary;

   (ii)            plans, agreements or arrangements providing for bonuses, deferred compensation, stock options or stock appreciation rights;

   (iii)            leases or subleases or similar arrangements, either as lessee or sublessee, lessor or sublessor, of real property, personal property or intangibles, where the lease or sublease provides for an aggregate future liability or receivable, as the case may be, in excess of $200,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days without penalty;

   (iv)           agreements restricting in any manner the Company’s or any Subsidiary’s right to compete with any other Person, restricting the Company’s or any Subsidiary’s right to sell to or purchase from any other Person, restricting the Company’s or any Subsidiary’s development, manufacture, marketing or distribution of its products and services, or restricting the right of any other party to compete with the Company or any Subsidiary or the ability of such Person to employ any of the Company’s or any Subsidiary’s employees;

   (v)            loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements, letters of credit, sale/leaseback arrangements, capital leases or any other agreement or arrangement under which the Company or a Subsidiary has borrowed any money, issued any evidence of indebtedness or made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary);

(vi)          contracts or agreements providing for guaranties, performance, bid or completion bonds, or surety or indemnification agreements, in each case whether the Company or a Subsidiary is, directly or indirectly, an obligor or obligee;

(vii)         partnership agreements, joint venture agreements or similar arrangements;

(viii)        contracts or agreements (other than the Transaction Documents) with (A) Seller or any Affiliate of Seller (other than the Company or a Subsidiary) or (B) any current or former officer, director or employee of the Company, a Subsidiary, Seller or any Affiliate of  Seller (other than employment agreements covered by clause (i) above);

(ix)           (A) continuing contracts or agreements for the future purchase of materials, supplies or equipment, (B) management, service, consulting or other similar agreements or (C) advertising agreement or arrangement, in any such case which has an aggregate future liability to any Person (other than the Company or a Subsidiary) in excess of $50,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days without penalty;

(x)            licenses, sublicenses, options or other agreements relating in whole or in part to the Intellectual Property (including any license or other agreement under which the Company or a Subsidiary is licensee or licensor of any Intellectual Property);

(xi)           confidentiality agreements, non-disclosure agreements or similar agreements the primary purpose of which is to prohibit the Company or its Subsidiaries from disclosing information;

(xii)          contracts or agreements (including sales orders) involving the obligation of the Company or a Subsidiary to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days’ notice);

   (xiii)          contracts or agreements for the sale of any asset of the Company or a Subsidiary (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof;

           (xiv)          contracts or agreements with any governmental entity, agency, authority, or political subdivision, other than licenses or Permits (as defined below);

   (xv)           a currency exchange, interest rate exchange, commodity exchange or similar Contract;

   (xvi)          contracts or agreements providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such contract or agreement in excess of $50,000 by the Company or a Subsidiary;

   (xvii)         contracts or agreements providing for the provision of advertising services or dealer incentives and involving the payment or receipt (or potential payment or receipt) over the life of such contract, cooperative arrangement, or agreement in excess of $50,000 by the Company or a Subsidiary;

               (xviii)        contracts or agreements not made in the ordinary course of business; or

   (xix)           any other agreement which provides for the receipt or expenditure by the Company and the Subsidiaries of more than $100,000 in any 12 month period and has an unexpired term of more than 180 days that cannot be terminated upon no more than 60 days’ notice without penalty, except purchase orders entered into after the date of this Agreement and not in violation of this Agreement for the purchase or sale of goods or rendering of services in the ordinary course of business.

All of the Material Contracts are binding upon the Company or the Subsidiaries and, to Seller’s Knowledge (as defined below), the other parties thereto.  No material breach or default by the Company or any Subsidiary has occurred (or would occur with the lapse of time or the giving of notice, or both)  thereunder and, to Seller’s Knowledge, no material breach or default by the other contracting parties has occurred (or would occur with the lapse of time or the giving of notice, or both) thereunder.  To Seller’s Knowledge, none of Seller, the Company and the Subsidiaries has received any notice of the intention of any party to terminate any Material Contract.  Complete and correct copies of all Material Contracts, together with all modifications and amendments thereto, have been made available to Purchaser.

               (o)       Permits.  The Company and the Subsidiaries possess all governmental licenses, permits, registrations, work visas and government approvals (“Permits”) (except for governmental licenses, permits, registrations or government approvals related to the environment, which are exclusively provided for in Section 2.3(v)) that are required in order for the Company and the Subsidiaries to conduct their Business as presently conducted.  The Seller Disclosure Schedule sets forth all material Permits issued or granted to the Company or a Subsidiary which are in effect as of the date hereof.  Except as set forth in the Seller Disclosure Schedule, since January 1, 2008, none of Seller, the Company and the Subsidiaries has received written notice of any suit, action or proceeding relating to the revocation or modification of any such Permits.

               (p)       Employee Benefit Plans.

   (i)             “Employee Benefit Plan” includes any (i) pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”)) (“Pension Plan”), post-retirement, employment health, medical or welfare plan, program, policy or arrangement (as defined in Section 3(1) of ERISA) (“Welfare Plan“) and (ii) deferred compensation, stock option, bonus, incentive, equity-based compensation, vacation pay, tuition reimbursement, severance pay, change in control, termination, retention or other employee benefit plan, program, policy or arrangement whether any of the foregoing is funded, insured or self-funded, written or oral. “Company Benefit Plan” means any Employee Benefit Plan sponsored, maintained or contributed to by the Company or a Subsidiary, or any of their Affiliates, to the extent such Affiliate is described in Code Section 414(b), (c) or (m) and corresponding Treasury Regulations, but excluding Pfingsten Partners, L.L.C. and any subsidiary or affiliate of Pfingsten Partners, L.L.C. other than the Company and the Subsidiaries (each an “ERISA Affiliate”), for the benefit of current or former directors, officers, employees or independent contractors (or their beneficiaries) of the Company or an ERISA Affiliate.  “Seller Benefit Plan” means any Employee Benefit Plan sponsored, maintained or contributed to by any member of the Seller Group (other than the Company and the Subsidiaries) for the benefit of any current or former directors, officers, employees or independent contractors (or their beneficiaries) of any member of the Seller Group.  “Seller Group” means Pfingsten Partners, L.L.C., any subsidiary or affiliate of Pfingsten Partners, L.L.C. (including, for the avoidance of doubt, Seller, the Company and the Subsidiaries).  “Company Benefit Agreement” means any employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between the Company or a Subsidiary, on the one hand, and any current or former director, officer, employee or independent contractor of the Company or a Subsidiary, on the other hand.  “Seller Benefit Agreement” means any employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or other contract between any member of the Seller Group (other than the Company and the Subsidiaries), on the one hand, and any current or former director, officer, employee or independent contractor of any member of the Seller Group, on the other hand.  The Seller Disclosure Schedule contains a true and complete list of all Company Benefit Plans and Company Benefit Agreements.  With respect to each Company Benefit Plan and Company Benefit Agreement, the Company has provided to Purchaser complete and accurate copies of (A) such Company Benefit Plan or Company Benefit Agreement, including any amendment thereto, (B) each trust, insurance, annuity or other funding contract related thereto and (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.

   (ii)            None of the Company, the Subsidiaries or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential material liability or material obligation under or with respect to any Employee Benefit Plan that is a “defined benefit plan” (as defined in Section
3(35) of ERISA) or otherwise has any current or potential liability or obligation under Title IV of ERISA and Sections 302 and 412 of the Code, including with respect to any Employee Benefit Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA).  No Company Benefit Plan is a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).  No Company Benefit Plan or Company Benefit Agreement provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code).

   (iii)           With respect to each of the Company Benefit Plans intended to qualify under Section 401(a) of the Code, such Company Benefit Plan has received a determination letter from the Internal Revenue Service (the “IRS”) stating that such plan is so qualified and, to Seller’s Knowledge, no facts or circumstances exist that could adversely affect the qualified status of any such Employee Plan.  All such Employee Plans have been timely amended for the requirements of the legislation known as “GUST” and, to the extent required under guidance issued by the IRS, “EGTRRA.”

   (iv)           Each Company Benefit Plan (and each related trust, insurance contract, or fund) and Company Benefit Agreement has been operated and administered in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code, as applicable.  Each of the Company and the Subsidiaries is in compliance in all material respects with all applicable Laws, including ERISA and the Code, with respect to the Company Benefit Plans and Company Benefit Agreements.  All required reports and descriptions with respect to each Company Benefit Plan (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code.

   (v)            Except as would not reasonably be expected to result in material liability to the Company or any Subsidiary, individually or in the aggregate, all contributions, distributions and premium payments that are due with respect to any Company Benefit Plan have been made and all contributions, distributions and premium payments with respect to any Company Benefit Plan for any period ending on or before the Closing Date that are not yet due have been made or accrued in accordance with GAAP.

   (vi)           Except as would not reasonably be expected to result in material liability to the Company or a Subsidiary, none of the Company, the Subsidiaries, or, to Seller’s Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to any Company Benefit Plan has engaged in any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan giving rise to any material Tax liability to the Company or a Subsidiary under Section 4975 of the Code.  None of the Company or the Subsidiaries has been notified that any Company Benefit Plan or any trust which serves as a funding medium for any such Company Benefit Plan is currently under examination by the IRS, the Department of Labor (“DOL”), or any court, other than applications for determinations pending with the IRS, which are set forth in the Seller Disclosure Schedule.  Except as would not reasonably be expected to result in material liability to the Company or a Subsidiary, none of the Company, the Subsidiaries, or, to Seller’s Knowledge, any other fiduciary (as defined in Section 3(21) of ERISA) of any Company Benefit Plan, has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.  No action, suit, proceeding or hearing with respect to any Company Benefit Plan (other than routine claims for benefits) or Company Benefit Agreement is pending or, to Seller’s Knowledge, threatened, and none of the Company or the Subsidiaries has received notice of and, to the knowledge of the Company and Seller’s Knowledge, there are no material investigations by any governmental entity of, any termination proceedings, or other material Claims, suits or proceedings (except routine claims for benefits payable in the ordinary course) against or involving any Company Benefit Plan or Company Benefit Agreement.

   (vii)          Except as set forth in the Seller Disclosure Schedule, none of the Company or the Subsidiaries, or any ERISA Affiliate, maintains, sponsors, contributes to or has an obligation to contribute to, or has any current or potential liability or obligation with respect to, the provision of any Welfare Plan or similar benefits for current or future retired or terminated directors, officers, Employees or contractors (or any dependent or beneficiary thereof), other than in accordance with the continuation coverage requirements of Section 4980 of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”).  The Company, each Subsidiary and each ERISA Affiliate have complied and are in compliance in all material respects with the requirements of COBRA.

   (viii)         Except as set forth in the Seller Disclosure Schedule, the transactions contemplated by this Agreement (alone or in connection with any other event, including any termination of employment on or following the Closing) will not (A) entitle any current or former director, officer, employee or independent contractor of the Company or a Subsidiary to any compensation or benefit, (B) cause the acceleration of vesting in, or payment of, any compensation or benefits, or trigger any other material obligation under any Company Benefit Plan or Company Benefit Agreement, (C) shall not otherwise accelerate or increase any liability of the Company or a Subsidiary under any Company Benefit Plan or Company Benefit Agreement or (D) result in any breach or violation of default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or Company Benefit Agreement.

   (ix)            Except as set forth on the Seller Disclosure Schedule, no amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in connection with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company would fail to be deductible by reason of Section 280G of the Code (or would be subject to the imposition of tax or withholding under Section 4999 of the Code) or would exceed the deduction limits under Section 404 of the Code.  No director, officer, employee or independent contractor of the Company or any of its Subsidiaries is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409(A) or 4999 of the Code being imposed on such person.

   (x)            Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties included in this Section 2.3(p) shall constitute the sole and exclusive representations and warranties of the Company relating to employee benefits matters or compliance with employee benefits Laws.

               (q)       Employees.  The Seller Disclosure Schedule correctly lists all employees of the Company and the Subsidiaries as of the date of this Agreement whose annual compensation exceeds $75,000, together with their respective base salaries, bonuses accrued (as of June 30, 2010) or paid since January 1, 2010, and current positions.  There is no current union representation nor, to Seller’s Knowledge, any request for union representation pending against the Company or a Subsidiary.  There are no pending unfair labor practice charges, material employee grievance charges or charges by the Equal Employment Opportunity Commission with respect to the Company or any Subsidiary or, to Seller’s Knowledge, any current union representation questions involving employees of the Company or any Subsidiary.  None of the Company or the Subsidiaries has experienced, or, to Seller’s Knowledge, been threatened with, any strike or notice of strike, work stoppage, lockout or other material collective bargaining or industrial relations dispute, in each case within the last three 3 years.

(r)       Litigation and Claims.  Except as set forth in the Seller Disclosure Schedule, there is no litigation, proceeding, claim or other action, in law or in equity, and there is no proceeding or governmental investigation before any commission or other administrative authority (each a “Claim”), in each case pending or, to Seller’s Knowledge, threatened against the Company, a Subsidiary or any of the Company’s or a Subsidiary’s officers, directors or Affiliates, with respect to or affecting the Company’s or a Subsidiary’s operations, Business or assets, or with respect to the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

                (s)       Decrees, Orders or Arbitration Awards.  None of the Company or the Subsidiaries is a party to or bound by any decree, order, judgment or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Person or governmental authority) with respect to or affecting the Company’s or a Subsidiary’s operations, Business or assets in any material respect.

               (t)        Compliance with Laws.  Except for laws, rules and regulations relating to Taxes, employee benefits and the environment (which are exclusively provided for in Sections 2.3(l), 2.3(p) and 2.3(v), respectively), none of the Company or the Subsidiaries is in violation of, in material default under or delinquent in any material respect with respect to, any decree, order, judgment or arbitration award or law, statute, or regulation of or agreement with, or any Permit from, any federal, state or local governmental or judicial authority to which the property, assets, personnel or Business activities of the Company or any Subsidiary are subject, including federal, state or local laws, statutes and regulations relating to equal employment opportunities, fair employment practices, leave practices, occupational health and safety, wages and hours, and discrimination.

                (u)       Real Estate.

           (i)             The Company and the Subsidiaries do not own any real property or interests in real property.

           (ii)            The Seller Disclosure Schedule identifies by street address all real property leased or subleased by the Company or any Subsidiary (the “Leased Real Estate”).  All Leased Real Estate is leased to the Company or a Subsidiary pursuant to written leases, complete and accurate copies of which have been previously made available to Purchaser.  The Company or a Subsidiary has good and valid title to the leasehold estates in all Leased Real Estate, free and clear of all Liens.  Except as set forth in the Seller Disclosure Schedule, none of the Company or the Subsidiaries has subleased any Leased Real Estate.  The Leased Real Estate is not subject to any leases or tenancies of any kind, except for the Company’s, or a Subsidiary’s, leases.

   (iii)           There are no condemnation proceedings pending or, to Seller’s Knowledge, threatened with respect to the Leased Real Estate.

   (iv)           The Leased Real Estate is sufficient for the continued conduct of the Company and the Subsidiaries by Purchaser after the Closing, in substantially the same manner as conducted by the Company prior to the Closing.

                (v)       Environmental Matters.

   (i)             As used in this Agreement, the following terms have the meanings set forth below.

    (A)          “Air Emission Requirement” shall mean any federal, state, local, foreign or international statute, law, regulation, rule, permit, certification, standard or order relating to air emissions by or from any product or equipment or any part or component (including any engine) thereof or relating to or associated with the manufacture, distribution, sale or importation of any product or equipment or any part or component (including any engine) thereof that is a source or potential source of air emissions, including those pursuant to 40 CFR 89, 90, 1039, 1054, 1060 and 1068 or other regulations issued by the U.S. Environmental Protection Agency or the California Air Resources Board or otherwise pursuant to the U.S. Clean Air Act or similar state requirement, and including any related financial bonding or engine certification requirements.

            (B)           “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, proceedings, judgments, orders, Claims, liens, investigations, or notices of noncompliance or violation by or from any Person alleging liability (including liability or responsibility for the costs of environmental enforcement proceedings, environmental investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of or resulting from:  (1) the presence or Release into or with the indoor or outdoor environment of, or the exposure to, any Hazardous Substance; or (2) any violation of or non-compliance with Environmental Law.

(C)           “Environmental Laws” means all federal, state, local, foreign or international statutes, laws, regulations, judgments, decrees, directives, rules, Permits and orders relating to protection of human health, natural resources or endangered or threatened species or to the environment (including ambient air, surface water, groundwater, land surface or subsurface) or relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, sale or importation of Hazardous Substances, including any Air Emission Requirement.

(D)           “Environmental Permits” means all Permits issued pursuant to Environmental Law.

(E)           “Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “pollutants”, or that are otherwise regulated or prohibited under any Environmental Law including any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, or polychlorinated biphenyls.

            (F)           “Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into, on, in, under, from or through the atmosphere, soil, surface water, groundwater or property or within any building.

   (ii)            (A) The Company and its Subsidiaries, their respective operations and products and, with respect to any Air Emission Requirements relating to any Company or Subsidiary product or equipment or any part or component (including any engine) thereof or relating to the manufacture, supply, distribution, sale or importation of such products, equipment, parts or components are and, since July 30, 2005, have been in compliance with all applicable Environmental Laws and Environmental Permits and (B) to Seller’s Knowledge, there are no facts, circumstances, conditions, practices or activities in the past or at present that would reasonably be expected to prevent or interfere with compliance by the Company, its Subsidiaries, their respective operations, products or equipment (or any part or component thereof), suppliers or parts manufacturers with such Air Emission Requirements  (including any requirements that will become effective on or about January 1, 2011, or January 1, 2012, or that otherwise have been promulgated on or prior to the Closing Date).

   (iii)           The Company and the Subsidiaries possess, and have made available to Purchaser true and complete copies of, all Environmental Permits that are required for the operation of their Business as presently conducted, all such Environmental Permits are valid and in good standing, and neither the Company nor any Subsidiary has been advised by any Governmental Entity of any material change in the status or terms and conditions of any such Environmental Permit.

   (iv)           There is no Environmental Claim pending or, to Seller’s Knowledge, threatened against the Company or any Subsidiary.

   (v)            There has been no Release by the Company or any Subsidiary or any employee, agent, contractor, invitee, lessee or sublessee of the Company or any Subsidiary or, to Seller’s Knowledge, by any other party of, or exposure to, any Hazardous Substance that could reasonably be expected to result in any liability for or obligation of the Company or any Subsidiary under or pursuant to applicable Environmental Laws, and, to Seller’s Knowledge, there are no other facts, circumstances or conditions, that could reasonably be expected to result in any liability for or obligation of the Company or any Subsidiary under or pursuant to applicable Environmental Laws.

   (vi)           Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary has retained or assumed, either contractually or by operation of Law, or provided any indemnity for, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against or liability of the Company.

   (vii)          Except as set forth in the Seller Disclosure Schedule, to Seller’s Knowledge, there are no underground storage tanks on, at or under the Leased Real Estate or any real property previously owned by the Company or a Subsidiary.

   (viii)         The Company has made available to Purchaser copies of all Environmental Permits, studies, reports and audits pertaining to the Leased Real Estate and any other real property previously owned, leased or operated by the Company or any Subsidiary prepared within the prior five (5) years, or which otherwise identifies a liability of the Company or any Subsidiary, that are within the Company’s or any Subsidiary’s possession.

Notwithstanding any other provision of this Agreement to the contrary, other than the representations and warranties contained in Sections 2.3(e), (j), (k), (m), (n)(vi), (n)(xiv), (n)(xviii), (n)(xix), (s), (z), (aa), the representations and warranties included in this Section 2.3(v) shall constitute the sole and exclusive representations and warranties of the Company relating to environmental matters or compliance with Environmental Laws.

               (w)      Intellectual Property.

           (i)             The Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all of the Company’s and the Subsidiaries’ U.S. and foreign patents, pending applications to register any patents and licenses to use any patents (the “Patents”).

           (ii)            The Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all of the Company’s and the Subsidiaries’ U.S. and foreign trademark and service mark registrations, pending applications to register any trademarks and service marks, material unregistered trademarks and service marks and licenses to use any trademarks or service marks (the “Trademarks”).

           (iii)           The Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all of the Company’s and the Subsidiaries’ U.S. and foreign copyright registrations, pending applications to register any copyrights and licenses to use any copyrights  (the “Copyrights”), but excluding “off the shelf” and “shrink wrap” software.

           (iv)           The Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all Internet domain name registrations and computer software owned or licensed by the Company and the Subsidiaries, including (without requiring the separate listing of such related material in the Seller Disclosure Schedule) any and all software implementation of algorithms, models and methodologies (whether in source code or object code), databases and computations of data, information contained on websites, and all documentation, user manuals and training materials relating to any of the foregoing, but excluding “off the shelf” and “shrink wrap” software (the “Software” and, together with the Patents, Trademarks and Copyrights, the “Intellectual Property”).

           (v)            The Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all agreements (other than agreements with respect to Software that can be purchased “off the shelf” and “shrink wrap” software) between the Company or any Subsidiary, on the one hand, and any Person, on the other hand, granting any right to use or practice any rights under any of the Intellectual Property, including “assignment of inventions” agreements or other agreements assigning Intellectual Property.

           (vi)           The Company or a Subsidiary is the sole and exclusive owner (free and clear of all Liens) of, or has rights to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other Person, all of the Intellectual Property and the consummation of the transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.

   (vii)          Except as set forth in the Seller Disclosure Schedule, none of the Company or the Subsidiaries (A) has been or is a party to any litigation enforcing or defending its rights in, to or with respect to the Intellectual Property, (B) has knowledge (which, for the avoidance of doubt, is limited to Seller’s Knowledge) of any Claim or demand made or threatened by any Person relating to the scope, ownership, validity, enforceability, effectiveness or use of any of the Intellectual Property or alleging that Company or any Subsidiary is infringing upon, misappropriating or otherwise adversely affecting the rights of any Person or (C) has knowledge (which, for the avoidance of doubt, is limited to Seller’s Knowledge) of any infringement of Intellectual Property by any third party, in each case within the last (3) three years.

   (viii)        To Seller’s Knowledge, (A) the operations of Company and the Subsidiaries do not infringe upon any validly issued intellectual property of any Person, (B) the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not conflict with, alter or impair the  Intellectual Property and (C) there is no interference, infringement or misappropriation by any other Person of any Intellectual Property.

               (x)        Brokers.  With the exception of Lincoln International LLC, none of Seller, its Affiliates, the Company or the Subsidiaries have dealt with any Person who is entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from the Company or any Subsidiary for arranging the transactions contemplated hereby or introducing the parties to each other.

               (y)       Customers and Suppliers.  The Seller Disclosure Schedule sets forth a complete and accurate list of each of the ten (10) largest customers (each a “Top Ten Customer”) and suppliers of the Company and the Subsidiaries (based on the volume of annual sales to, in the case of Top Ten Customers, and purchases from, in the case of suppliers, the Company and the Subsidiaries, on a consolidated basis, during each of calendar year 2009 and the six-month period ended June 30, 2010).  To Seller’s Knowledge, since January 1, 2010, Company and the Subsidiaries have not received any material written or oral complaint from any Top Ten Customer concerning product quality, product damage, deliveries or quality of service, nor have they had any material quantity of their products returned by a purchaser thereof, other than complaints and returns in the ordinary course of business.  To Seller’s Knowledge, since January 1, 2010, there has not been any material adverse change in the business relationship of the Company or a Subsidiary with any customer or supplier named in Section 2.3(y) of the Seller Disclosure Schedule or any adverse change in any material term (including credit terms) of the sales or supply agreements or related arrangements with any such customer or supplier.

               (z)       Insurance.  The Company and the Subsidiaries maintain the insurance policies listed in Section 2.3(z) of the Seller Disclosure Schedule (such policies, the “Insurance Policies”) and a true and complete copy of each Insurance Policy has been made available to Purchaser.  All Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability, ocean cargo and workmen’s compensation insurance policies), and no notice of cancellation or termination has been received with respect to any Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  No Insurance Policy is scheduled for renewal, expiration or termination within the next six (6) months.  None of the Company or the Subsidiaries has been refused any insurance with respect to their respective assets or operations, nor has their coverage been limited, by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance.  To Seller’s Knowledge, the activities and operations of the Company and the Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Insurance Policies.

              (aa)      Product Warranties.  The Seller Disclosure Schedule sets forth express warranties currently made by Company and the Subsidiaries with respect to their respective products and current policies with respect to returns of products in the conduct of their business.  None of Company or the Subsidiaries has made any express warranties in connection with the sale of their products that diverge in any material respect other than the warranties set forth on the Seller Disclosure Schedule.  The products manufactured, sold, leased or delivered by Company or any of the Subsidiaries, taken as a whole, have been in conformity in all material respects with applicable contractual commitments and express and implied warranties, and there are no outstanding or threatened Claims for the replacement or repair of a material amount of Company or Subsidiary products, subject to any reserves for product warranty Claims reflected in the Interim Financial Statements.

                2.4           Representations and Warranties Regarding Seller.  Seller represents and warrants to Purchaser as follows:

(a)       Organization, Existence and Good Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

               (b)       Power and Authority.  Seller has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party.  The execution, delivery and performance of the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated in this Agreement have been duly and validly approved prior to the date of this Agreement by all requisite action of its managers.  The approval of Seller’s members for Seller to execute this Agreement or consummate the transactions contemplated hereby is either not required or has been duly given and no other proceedings are necessary on the part of Seller to authorize the execution, delivery and performance of the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated in this Agreement.

               (c)       Enforceability.  This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.  At the Closing, Seller’s Transaction Documents will be duly executed and delivered by duly authorized officers of Seller and will constitute valid and binding obligations of Seller, enforceable in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights.

               (d)       Consents.  Except for any required filings under the HSR Act, no consent, authorization, order or approval of, or filing or registration with or notification to, any federal, state, local or foreign government or any court, administrative agency or other governmental or regulatory authority or instrumentality, domestic or foreign or other third party, is required for or in connection with the consummation  by Seller of the transactions contemplated hereby.

              (e)        Conflicts Under Constituent Documents or Laws.  Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby will conflict with or result in a breach, violation or default of (with or without notice or lapse of time, or both) any of the terms, conditions or provisions of its certificate of formation, limited liability company agreement or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award to which Seller is a party or by which Seller or any of its properties or assets is bound.

(f)       Conflicts Under Contracts.  Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied contract, agreement, indenture, mortgage, debenture, note or other instruments under the terms of which execution and delivery of, and performance by Seller according to the terms of, the Transaction Documents and the consummation of the transactions contemplated thereby will conflict with or result in a default or an event of acceleration, or grounds for termination, modification or cancellation or a loss of a material benefit or to increased, additional, accelerated or guaranteed rights or entitlements of any Person (including a right to consent or notice) or the creation of any Encumbrance upon the Shares or any other property or assets of Seller (in each case, with or without notice or lapse of time, or both).

               (g)      Title to Shares.  Seller has good and valid title to the Shares, free and clear of all Encumbrances, other than those described on the Seller Disclosure Schedule arising from agreements which will be terminated as of the Closing.  Upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller’s receipt of the Closing Estimate Payment, good and valid title to the Shares will pass to Purchaser, free and clear of any Encumbrances, other than those arising from acts of Purchaser or its Affiliates.  Other than this Agreement, the Shares are not subject to any voting trust agreement or other written or oral contract, agreement, indenture, mortgage, debenture, note or other instruments, including any contract or agreement restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

               2.5          Limitation on Warranties.  ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.  THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO EACH OTHER, EXCEPT AS CONTAINED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER ORALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT, AND PURCHASER ACKNOWLEDGES THAT SELLER SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY WITH RESPECT TO ANY SUCH PRIOR REPRESENTATIONS OR WARRANTIES, ABSENT FRAUD.  Purchaser acknowledges that Seller makes no representation or warranty to Purchaser with respect to any estimates, forecasts, or projections furnished or made available to it concerning the Company or a Subsidiary (including those reflected in the contents of the confidential offering memorandum circulated by Lincoln International LLC) and that estimates regarding the Company’s and its Subsidiaries’ properties, businesses or assets have not been prepared in accordance with GAAP (except any estimates incorporated in the Financial Statements or the Interim Financial Statements) or standards applicable under the Securities Act, and that such estimates, forecasts and projections reflect numerous assumptions, are subject to material risks and uncertainties.  Purchaser acknowledges that actual results may vary, perhaps materially.

                2.6          Definition of Knowledge.  For the purposes of this Agreement, (a) Seller’s knowledge shall be deemed to be limited to the actual knowledge of Paul Valas, Michael Marino, Ken Lehman, Stephen Rolin, Mark McKee, Clinton Wasem, Thomas Jereb, Scott Austin and Vince Jermany (“Seller’s Knowledge”) and (b) Purchaser’s knowledge shall be deemed to be limited to the actual knowledge of Josh Collins, Cal Jenness, Dick Irving, David Willmott, Chad Paulson, Matt Clark and, for purposes of Section 8.4(a) only, their successors (“Purchaser’s Knowledge”).

ARTICLE III
CONDUCT PRIOR TO THE CLOSING

                3.1          General.  Seller and Purchaser have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article III.

                3.2          Seller’s Obligations.  The following are Seller’s obligations:

               (a)       Seller shall, and shall cause the Company to, give to Purchaser’s officers, employees, agents, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, insurance policies, records and personnel of, or with respect to, the Company and the Subsidiaries and shall cause the Company to furnish to Purchaser and such Persons as Purchaser shall designate to Seller such information as Purchaser or such Persons may at any time and from time to time reasonably request.

               (b)      Seller shall cause the Company and the Subsidiaries to carry on the Business in the usual and ordinary course, consistent with past practices, except as permitted or required by this Agreement and use commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal.  Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Company or any Subsidiary, whether or not in the usual and ordinary course of business and whether or not consistent with past practice, from paying or prepaying all or any portion of the Closing Indebtedness, or from paying, transferring or distributing cash to Seller.  Seller shall not, and shall not permit the Company or any Subsidiary to take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Shares set forth in Article IV not being satisfied.

               (c)       Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, except as set forth in the Seller Disclosure Schedule, Seller shall not permit the Company or any Subsidiary to take any action or enter any agreement which, if such action were taken prior to the date hereof, would have been required to be disclosed pursuant to Section 2.3(m) and 2.3(n).

(d)       Taxes.

   (i)             Seller shall promptly notify Purchaser of any material suit, Claim, action, investigation, proceeding or audit pending against or with respect to the Company or the Subsidiaries in respect of any Tax.

   (ii)             Seller shall cause the Company and the Subsidiaries to accrue reserves for all Taxes payable in the books and records and financial statements of any such entity in accordance with GAAP.

   (iii)           Seller shall cause the Company and the Subsidiaries to not, except as required by applicable law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld or delayed), make or change any material Tax election, amend any material Tax Return or settle or compromise any material Tax liability or refund claim, other than in the ordinary course of business.

                3.3           Purchaser’s Obligations.

                (a)       Purchaser agrees to be bound by and comply with the terms and provisions of that certain Confidentiality Agreement dated April 9, 2010, between the Company and Blount International, Inc., on behalf of Purchaser (the “Confidentiality Agreement”), as if Purchaser were an original party to such agreement.  The Confidentiality Agreement is hereby incorporated into this Agreement by reference and made a part of this Agreement and shall survive the execution of this Agreement notwithstanding the terms thereof.  If a conflict arises between the provisions of this Agreement and the provisions of the Confidentiality Agreement, the provisions of the Confidentiality Agreement shall control.  The provisions of this Section 3.3 shall terminate upon the Closing or, if this Agreement is terminated pursuant to Article IX, the date two years after the termination of this Agreement.

        (b)       Purchaser shall not, and shall cause its representatives, employees or Affiliates not to, contact any customer, supplier or employee of the Company or a Subsidiary without the prior written consent of Seller, which shall not be unreasonably withheld.

                3.4           Joint Obligations.  The following shall apply with equal force to Seller, on the one hand, and Purchaser, on the other hand:

                (a)       Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated in this Agreement and the Transaction Documents as soon as practicable.

                (b)       Each party shall promptly give the other party written notice of the existence or occurrence of any condition which, if such condition had existed or occurred prior to the date hereof, would have made any representation or warranty herein contained of either party untrue in any material respect, or which might reasonably be expected to prevent the timely consummation of the transactions contemplated hereby.

        (c)       The parties shall forthwith make any filings and perform any acts required by them respectively under the HSR Act.  In addition to the conditions set forth in Article IV, Seller’s and Purchaser’s obligations under this Agreement shall each be conditional, as applicable, upon the expiration or early termination of the waiting period set forth in the HSR Act and the rules promulgated thereunder.  Purchaser shall have no obligations to divest any of its businesses or assets or to engage in litigation in order to secure approval under the HSR Act.

ARTICLE IV

CONDITIONS TO CLOSING

                4.1          Conditions to Each Party’s Obligation.  The obligation of Purchaser to purchase and pay for the Shares and the obligation of Seller to sell the Shares to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)       Governmental Approvals.  The waiting period under the HSR Act shall have expired or been terminated.  All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity, agency, authority or political subdivision necessary for the consummation of the transactions contemplated hereby shall have been obtained or filed or shall have occurred.

(b)      No Injunctions or Restraints.  No applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental entity, agency, authority or political subdivision or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

(c)       No Government Actions.  No lawsuit or proceeding on any grounds shall have been commenced by any governmental authority to restrain, enjoin or hinder the consummation of the transactions contemplated hereby.

                4.2           Conditions to Seller’s Obligations.  The obligation of Seller to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at Seller’s option, be terminated pursuant to and with the effect set forth in Article IX:

                (a)       Each of the representations and warranties of Purchaser set forth in this Agreement shall be true and correct on the date of this Agreement, and on the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date).

               (b)       All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including all obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been fully performed or complied with in all material respects.

                4.3          Conditions to Purchaser’s Obligations.  The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which, this Agreement may, at Purchaser’s option, be terminated pursuant to and with the effect set forth in Article IX:

                (a)       (i) Each of the representations and warranties (other than as set forth in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d), 2.3(h), 2.3(i), 2.3(m), 2.4(a), 2.4(b), 2.4(c) and 2.4(g)) of Seller set forth in this Agreement shall be true and correct on the date of this Agreement, and on the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date),  except where the failure of such representation or warranty to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect, (ii) the representations and warranties of Seller set forth in Section 2.3(m) shall be true and correct in all material respects on the date of this Agreement (except to the extent expressly made as of an earlier date, in which case as of such date), and as of the Closing Date (except to the extent the failure to be so true and correct was previously consented to in writing by Purchaser pursuant to Section 3.2(c)), as if made at and as of such date and (iii) the representations and warranties of Seller set forth in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(d), 2.3(h), 2.3(i), 2.4(a), 2.4(b), 2.4(c) and 2.4(g) shall be true and correct on the date of this Agreement, and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), as if made at and as of such date.

               (b)       All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including all obligations which Seller would be required to perform at the Closing if the transactions contemplated hereby was consummated) shall have been fully performed or complied with in all material respects.

        (c)        No lawsuit, proceeding or investigation shall have been commenced by any governmental authority or any Person on any grounds (i) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or the Transaction Documents or seeking to obtain from Purchaser or any of its subsidiaries in connection with such transactions any damages that are material in relation to Purchaser, the Company and their respective subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Purchaser, the Company or any of their respective subsidiaries, or to compel Purchaser, the Company or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser, the Company or any of their respective subsidiaries, in each case as a result of the transactions contemplated by this Agreement and the Transaction Documents, (iii) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or any Subsidiary.

                4.4          Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 3.4(a).

ARTICLE V
CLOSING

                5.1          Form of Documents.  At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V.  All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.  All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

                5.2          Purchaser’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 4.3, Purchaser shall execute and/or deliver to Seller all of the following:

(a)       the Closing Estimate Payment paid in accordance with Section 1.5(b);

        (b)       a certified copy of Purchaser’s certificate or articles of incorporation issued by the secretary of state of Purchaser’s state of formation;

        (c)       a certificate executed by the secretary of Purchaser certifying as true and correct the following:  (i) the incumbency and specimen signature of each officer of Purchaser executing this Agreement and any other document delivered hereunder on behalf of Purchaser; (ii) a copy of Purchaser’s by-laws; and (iii) a copy of the resolutions of Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement and any other documents delivered by Purchaser hereunder; and

        (d)       a closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, to the effect that:  (i) Purchaser’s representations and warranties to Seller are true and correct as if originally made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue; (ii) all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been performed in all material respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed); and (iii) all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser.

                5.3           Seller’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 4.1, Seller shall execute or deliver to Purchaser all of the following:

        (a)       certificates representing the Shares duly endorsed in blank or with duly executed stock powers and with appropriate transfer tax stamps, if any, affixed;

(b)       payoff letters, issued by the holders of Closing Indebtedness not earlier than five days prior to the Closing Date, setting forth the amounts required to repay all Closing Indebtedness in full on the Closing Date;

(c)       Instructions, including account numbers and ABA numbers, for each wire transfer of funds required by Section 1.5(b), at least three (3) business days prior to the Closing Date;

(d)       a certificate, in form and substance satisfactory to Purchaser, certifying that the transactions contemplated hereby are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act;

(e)       evidence of the termination, as of the Closing, of any management services agreements between the Company or any Subsidiary, on the one hand, and Seller or any Affiliate of Seller, on the other hand;

(f)        the written resignations effective as of the Closing Date of the directors of the Company and each Subsidiary and such officers of the Company and the Subsidiaries as are requested by Purchaser to resign;

(g)       certified copies of the Company’s and each Subsidiary’s certificates of incorporation issued by the secretary of state of each entity’s respective state of incorporation;

(h)       certificates of good standing of the Company and each Subsidiary issued not earlier than ten days prior to the Closing Date by the secretaries of state of each state in which the Company or a Subsidiary is either incorporated or qualified to do business as a foreign corporation;

(i)         a certificate of the secretary of the Company and SpeeCo certifying as true and correct the attached by-laws of that entity; and

       (j)         a closing certificate duly executed by an officer of Seller specifically authorized to do so, on behalf of Seller to the effect that:  (i) Seller’s representations and warranties to Purchaser are true and correct as if originally made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue; (ii) all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, to the extent not waived in writing by Purchaser, have been performed in all material respects (or if any such covenant has not been so performed in such respect, indicating that such covenant has not been performed); and (iii) all documents to be executed by Seller and delivered at the Closing have been executed by duly authorized officers of Seller.

ARTICLE VI
POST-CLOSING AGREEMENTS

                6.1          Post-Closing Agreements.  From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

                6.2           Inspection of Records.  Purchaser shall cause the Company and the Subsidiaries to make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by Seller, or by its representatives, consultants or advisors, at reasonable times during normal business hours, for a six-year period after the Closing Date, with respect to all transactions of the Company or any Subsidiary occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company and the Subsidiaries prior to Closing, in each case if and to the extent such information is needed by Seller for (a) the preparation and filing of Tax Returns, (b) the preparation of the Closing Balance Sheet and any disputes pertaining thereto and (c) the calculation of amounts subject to Seller’s indemnification obligations described in Article VIII hereto; provided, however, that, in each case, Purchaser shall not have any obligation to furnish (x) proprietary or confidential information of its customer or supplier which Purchaser possesses, (y) information the disclosure of which is legally or contractually prohibited (provided that Purchaser shall use commercially reasonable efforts to have such provision waived) and (z) such portions of documents or information which are subject to attorney-client privilege and the provisions of which, as determined by Purchaser’s counsel, may eliminate the privilege pertaining to such documents. The Seller shall reimburse the Purchaser for reasonable third-party out-of-pocket costs and expenses incurred in assisting Seller pursuant to this Section 6.2.  As used in this Section 6.2, the right of inspection includes the right to make extracts or copies.

                6.3          Agreement to Defend and Indemnify.  Purchaser shall obtain a “tail” insurance policy to become effective at the Closing with a claims period of six years following the Closing Date providing  officers’ and directors’ liability insurance covering each present and former director, officer, employee and agent of the Seller, Company or any Subsidiary who are currently covered by the Company’s employment practices, fiduciary or officers’ and directors’ liability insurance (the “Indemnified Persons”) against any losses, Claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed Claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Indemnifiable Claim”), arising out of or pertaining to any action or omission occurring prior to the Closing Date (including any which arise out of or relate to the transaction contemplated by this Agreement), all on terms no less favorable than such insurance maintained in effect by the Company and the Subsidiaries in terms of coverage and amount.  Purchaser shall have the right to appoint the insurance broker of its choosing to effect the runoff coverage of the directors’ and officers’ liability insurance required by this Section 6.3 and the Company and the Subsidiaries shall provide all cooperation and information reasonably requested by Purchaser and the selected insurance broker with respect to the procurement of such runoff coverage.  Purchaser acknowledges and accepts as contract rights (and agrees to cause the Company and the Subsidiaries to honor in accordance with their terms) the provisions of the Company’s and any Subsidiary’s respective certificates of incorporation and by-laws as in effect on the date hereof with respect to indemnification of officers, directors, employees and agents of the Company or such Subsidiaries (including provisions relating to contributions, advancement of expenses and the like) and agrees such rights shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Persons to indemnification (including with respect to contribution, advancement of expenses and the like).  Expenses, including without limitation attorney’s fees, incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall, subject to the last sentence of this Section 6.3, be advanced to such Indemnified Person by the Company reasonably promptly after the receipt by the Company of a statement or statements from such Indemnified Person requesting such advance or advances from time to time, whether prior to or after final disposition of such action, suit or proceeding.  Such statement or statements shall reasonably evidence the expenses incurred by such Indemnified Person and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such Indemnified Person to repay the amounts advanced if ultimately it should be determined that such Indemnified Person is not entitled to be indemnified against such expenses pursuant to this Section 6.3.  Notwithstanding the foregoing provisions of this Section 6.3, the board of directors of the Company may provide that such expenses incurred by an Indemnified Person may be so paid subject to such terms and conditions as it deems appropriate in good faith.

                6.4           Releases.

(a)       Purchaser hereby releases and forever discharges Seller and each of the Indemnified Persons from any and all liability or obligation whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or to become due, excluding those obligations arising directly under this Agreement or the Transaction Documents) arising contemporaneously with, prior to or up to and including the Closing Date, whether directly or derivatively through the Company, on account of or arising out of any act, omission, transaction, matter, cause or event occurring contemporaneously with, prior to or up to and including the Closing Date.

(b)      Seller hereby releases and forever discharges Purchaser from any and all liability or obligation whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or to become due, excluding those obligations arising directly under this Agreement or the Transaction Documents) arising contemporaneously with, prior to or up to and including the Closing Date, whether directly or derivatively through the Company, on account of or arising out of any act, omission, transaction, matter, cause or event occurring contemporaneously with, prior to or up to and including the Closing Date.

                6.5           Confidentiality.  From and after the date of this Agreement, Seller shall, and shall cause its representatives to, maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information relating primarily to the Business, the Company or the Subsidiaries (the “Confidential Information”); provided, however, that “Confidential Information” shall be deemed not to include information that (a) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement, by Seller or any of its representatives or any other Person, (b) is or becomes available to Seller on a non-confidential basis from a source not known by Seller to be bound by an obligation or duty of confidentiality or (c) is independently developed by Seller or its representatives after the consummation of the Closing without use of any of the Confidential Information.  In the event that Seller or any of its representatives are required by interrogatories, requests for information or documents, subpoenas or similar processes to disclose any Confidential Information, Seller shall provide Purchaser with prompt prior written notice of such request or requirement so that Purchaser may seek an appropriate protective order (and if Purchaser seeks such an order, Seller will, and will cause its representatives to, provide such cooperation, at Purchaser’s expense, as Purchaser shall reasonably request).  If, in the absence of a protective order, Seller or its representative(s) are nonetheless required to disclose Confidential Information, Seller or its representative(s), as the case may be: (x) may, and will cause each of its representatives to, disclose only that portion of the Confidential Information that Seller or such representative is legally compelled to disclose; and (y) shall, and shall cause each of its representatives to, at the request of Purchaser, use its commercially reasonable efforts, at Purchaser’s expense, to obtain assurance that confidential treatment will be accorded such Confidential Information.

                6.6          Further Assurances.  The parties shall execute, or cause to be executed, such further documents, and perform, or cause to be performed, such further acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby, including, in the case of Seller, executing and delivering to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

                6.7           Agreement Not To Solicit.  Seller understands that Purchaser would not have entered into this Agreement absent the provisions of this Section 6.7 and, therefore, for a period of three years from the Closing, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, (1) solicit, recruit or hire any employee of the Company and the Subsidiaries employed as of the date hereof or any Person who has worked for Company and the Subsidiaries after the date hereof (unless his or her employment has been terminated by the Company, any Subsidiary, Purchaser or any Affiliate thereof), and (2) solicit or encourage any employee of the Company and the Subsidiaries to leave the employment of the Company and the Subsidiaries; provided, however, that, if the solicitation, encouragement,  recruiting or hiring of any such Person occurred through an independent employment agency where contact between such Person and the independent employment agency was initiated by such Person, or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to Persons working for the Company or the Subsidiaries, then such contact shall not be deemed a breach of this Section 6.7 so long as no Person who is listed on Schedule 6.7, or their replacements or successors, is hired by Seller or any of its Affiliates as a result of such contact or otherwise.

ARTICLE VII
EMPLOYEE MATTERS

                7.1          WARN Act.  Prior to the Closing Date, Seller shall cause the Company and its Subsidiaries not to effectuate (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or the Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility of the Company or the Subsidiaries or (iii) any action under any similar law or regulation requiring notice to employees in the event of a plant closing or layoff (together with the WARN Act, the “Plant Closing and Mass Layoff Laws”).  From and after the Closing Date, Purchaser shall provide any required notice under, and otherwise comply with, the Plant Closing and Mass Layoff Laws affecting employees that are employed by the Company or the Subsidiaries immediately after the Closing (“Company Employees”).

                7.2          Continuation of Benefits.  (a)  Purchaser shall, and shall cause its Affiliates to, honor, in accordance with its terms, each Company Benefit Plan and Company Benefit Agreement and all obligations thereunder.

               (b)       Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Purchaser to continue any specific plans (including Company Benefit Plans) or to continue the employment of any specific person.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Purchaser to amend, modify or terminate any plans (including Company Benefit Plans), programs, policies, arrangements, agreements or understandings of Purchaser or the Company.  Without limiting the scope of Section 10.10, nothing in this Section 7.2(b) shall confer any rights or remedies of any kind or description upon any Company Employees or any other Person other than the parties hereto and their respective successors and assigns.

        (c)       Purchaser agrees that each Company Employee shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan, if any) under any employee benefit plan established or maintained by Purchaser under which such Company Employee may be eligible to participate on or after Closing to the same extent recognized by the Company and the Subsidiaries under comparable Company Benefit Plans immediately prior to Closing; provided, however, credit need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)       If Company Benefit Plans are discontinued at any time within one year of the Closing Date, with respect to the replacement welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Purchaser after Closing (collectively, “Purchaser Welfare Benefit Plans”) and in which any Company Employee may be eligible to participate on or after Closing, Purchaser shall (i) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to such participating Company Employee under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan, and (ii) provide credit to such Company Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Company Employee under the Company Benefit Plans during the relevant plan year up to and including the Closing Date.

        (e)       From and after the Closing, Seller (i) shall retain all liabilities and obligations arising from or relating to any Seller Benefit Plan or Seller Benefit Agreement and (ii) shall not, without the prior written consent of Purchaser, make any payment to a Company Employee unless such payment is pursuant to a Seller Benefit Plan, a Seller Benefit Agreement or Section 1.5(b)(ii).

ARTICLE VIII
INDEMNIFICATION

                8.1          General.  From and after the Closing Date, the parties shall indemnify each other as provided in this Article VIII.  All indemnification payments made pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price unless otherwise required by law.  The representations and warranties of the parties contained in this Agreement and the Transaction Documents shall survive until September 15, 2011; provided, however, that (i) the representations and warranties set forth in Section 2.3(l) shall survive until, and shall terminate upon, the expiration of the applicable statute of limitations, (ii) the representations and warranties set forth in Section 2.3(v), to the extent such representations and warranties provide the basis for an Extended Coverage Claim (as defined below), shall survive until, and shall terminate upon, the third anniversary of the Closing Date and (iii) the representations and warranties in set forth in  Sections 2.2(a), 2.2(b), 2.2(d), 2.2(h), 2.3(a), 2.3(b), 2.3(c), 2.3(e), 2.3(h), 2.3(i), 2.3(x), 2.4(a), 2.4(b), 2.4(d) and 2.4(g) shall survive the execution and delivery of this Agreement without limitation as to time.  The covenants and other agreements of the parties set forth herein shall survive the execution and delivery of this Agreement without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term.

                8.2          Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

                (a)       “Covered Product” mean any Company product or any part or component (including any engine) of a Company product, in each case manufactured, imported, distributed, sold, introduced into commerce, supplied to the Company or which otherwise became a part of the Company’s inventory on or prior to the Closing Date.

               (b)       “Damages” means all (x) assessments, levies, losses, Taxes, damages, fines and penalties and reasonable attorneys’ fees and (y) Third Party Claims and expenses incurred in investigating or defending a Third Party Claim.

                (c)       “Extended Coverage Claims” means claims for breach of representations and warranties set forth in Section 2.3(v) with respect to Damages, costs or liabilities (which, for the avoidance of doubt, include the costs associated with any injunctive relief or remedial activities by or obligations of the Purchaser Indemnitee) arising or resulting from or pursuant or relating to any Air Emission Requirement applicable to (i) a Covered Product incorporating any part or component (including any engine) manufactured by Loncin Industries Ltd. or Sunup Co., Ltd. or their respective Affiliates or (ii) the manufacturing, distribution, sale or importation of such products, parts or components included in subpart (i), in each case which are brought before the third anniversary of the Closing Date.

                (d)       “Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article VIII.

                (e)       “Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article VIII to another Person.

(f)        “Third Party Claim” means any action, lawsuit, proceeding, investigation, hearing, or like matter which is asserted or threatened in writing by a Person other than the parties, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

                8.3           Seller’s Indemnification Obligations.  Subject to the provisions of Sections 8.4, and 8.8:

                (a)       Seller shall indemnify, save and keep Purchaser and its successors and assigns (the “Purchaser Indemnitees”) harmless against and from Damages sustained or incurred by any Purchaser Indemnitee as a result of, arising out of, or by virtue of any inaccuracy in or breach of any representation and warranty made to Purchaser in Section 2.3 (it being agreed and acknowledged by the parties that, solely for purposes of calculating Damages under this Article VIII, the representations and warranties of Seller in this Agreement shall not be deemed qualified by any references herein to materiality generally or to whether or not any breach of such representations and warranties results or may result in a Material Adverse Effect);

                (b)       Seller shall indemnify, save and keep the Purchaser Indemnitees harmless against and from all Damages sustained or incurred by any Purchaser Indemnitee as a result of, arising out of, or by virtue of any inaccuracy in or breach of any representation or warranty made by Seller to Purchaser in Section 2.4 (it being agreed and acknowledged by the parties that, solely for purposes of calculating Damages under this Article VIII, the representations and warranties of Seller in this Agreement shall not be deemed qualified by any references herein to materiality generally or to whether or not any breach of such representations and warranties results or may result in a Material Adverse Effect); and

               (c)       Seller shall indemnify, save and keep the Purchaser Indemnitees harmless against and from Damages sustained or incurred by any Purchaser Indemnitee as a result of, arising out of, or by virtue of the breach by Seller, or the failure of Seller to comply with, any of the covenants or obligations under this Agreement or the Transaction Documents to be performed by Seller (including its obligations under this Article VIII).

                8.4          Limitation on Seller’s Indemnification Obligations.  Seller’s obligations pursuant to the provisions of Section 8.3 are subject to the following limitations:

(a)        Purchaser Indemnitees shall not be entitled to recover under Section 8.3(a) unless a claim has been asserted by written notice delivered to Seller on or before September 15, 2011 (except with respect to those representations and warranties which survive beyond September 15, 2011, for which written notice must be delivered prior to the expiration of the survival period of such representation or warranty), specifying the details of the alleged misrepresentation or breach of warranty with reasonable particularity, the sections of this Agreement alleged to have been breached, the amount of Damages claimed, and all the relevant facts and circumstances of which Purchaser has Purchaser’s Knowledge.

                (b)       Purchaser Indemnitees shall not be entitled to recover under Sections 8.3(a) or 8.3(c) until the total amount which Purchaser Indemnitees would recover under Sections 8.3(a) and 8.3(c), but for this Section 8.4(b), exceeds an amount which is equal to one percent (1%) of the amount set forth in Section 1.2(a) (the “Deductible”), and then Purchaser Indemnitees shall be entitled to recover only for the Damages in excess of the Deductible.

        (c)       The aggregate liability of Seller for Damages with respect to any indemnification claim of Purchaser Indemnitees under Section 8.3 shall not exceed the Purchase Price set forth in Section 1.2.

        (d)       Purchaser Indemnitees shall not be entitled to recover under Section 8.3:

(i)    with respect to consequential damages of any kind, indirect, special, exemplary and punitive damages, in each case unless arising from a Third Party Claim;

(ii)    to the extent the subject matter of the claim results in a cash recovery paid to the Company or a Subsidiary under insurance held by the Company or a Subsidiary (net of actual out-of-pocket expenses incurred in obtaining such amounts, any co-payment, retrospective premium adjustment and increased premiums resulting from such claim); and

   (iii)           to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected in the Closing Balance Sheet and taken into account in the calculation of the Purchase Price.

        (e)      The amount of any recovery by Purchaser Indemnitees pursuant to Section 8.3 shall be reduced by any foreign, federal, state and/or local Tax benefits inuring to, and actually realized by, Purchaser Indemnitees and increased by any foreign, federal, state and/or local Tax cost actually incurred by Purchaser Indemnitees as a result of the state of facts which entitled Purchaser Indemnitees to recover from Seller pursuant to Section 8.3.  In the event that any foreign, federal, state and/or local Tax benefits are actually realized by the Purchaser Indemnitees with respect to any recovery pursuant to Section 8.3 for which such Purchaser Indemnitees have previously been indemnified hereunder, then a refund equal to the amount of such Tax benefits shall be made promptly to Seller.  In the event that any foreign, federal, state and/or local Tax cost is actually incurred by Purchaser Indemnitees with respect to any recovery payment pursuant to Section 8.3 for which such Purchaser Indemnitees have previously been indemnified hereunder, then Seller shall promptly pay the amount of such Tax cost to Purchaser.

       (f)         Except as otherwise provided herein, Purchaser Indemnitees’ shall not be entitled to recover under Sections 8.3(a) or 8.3(c) for any amount in excess of the Escrow Amount and Purchaser Indemnitees’ sole recourse with respect to any indemnification claim pursuant to Sections 8.3(a) or 8.3(c) shall be to make a claim against the Escrow Amount for the amount of such claim in accordance with the terms of the Escrow Agreement.  Notwithstanding the foregoing, Purchaser Indemnitees shall be entitled to recover (i) the greater of (A) $5,000,000 (it being agreed that, unless and until the Escrow Amount is exhausted or released, indemnification payments pursuant to this Clause (A) shall be paid first from the Escrow Amount, next from the Guaranteed Amount (as defined below), with any remainder being paid by Seller) or  (B) an amount equal to the Escrow Amount less amounts previously drawn from the Escrow Amount and for which claims are pending at the time such Purchaser Indemnitee’s claim is made, in each case for (x) claims for breach of representations and warranties set forth in Section 2.3(v) with respect to Damages, costs or liabilities (which, for the avoidance of doubt, include the costs associated with any injunctive relief or remedial activities by or obligations of the Purchaser Indemnitee) arising or resulting from or pursuant or relating to any Air Emission Requirement applicable to a Covered Product or to the manufacturing, distribution, sale or importation of a Covered Product, which are brought before September 15, 2011 or (y) Extended Coverage Claims and (ii) up to an amount equivalent to the Purchase Price for (A) claims for breach of the representations and warranties set forth in Section 2.3(l) relating to Taxes attributable to tax periods beginning on or after July 1, 2008 which are brought before expiration of the applicable statute of limitations and (B) any claims for the breach of the representations and warranties set forth in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(e), 2.3(h), 2.3(i), 2.3(x), 2.4(a), 2.4(b) and 2.4(g) and brought at any time.

       (g)       To the extent Purchaser or its Affiliates (including, without limitation, the Company and SpeeCo) conducts an investigation of the compliance of Covered Products with Air Emission Requirements after the Closing Date that is neither conducted in the ordinary course of business (which shall include, without limitation, any compliance review or oversight that is reasonable under the circumstances) nor prompted by a third party, without the prior written consent of Seller (which shall not be unreasonably withheld), Purchaser Indemnitees shall not be entitled to recover under Section 8.3(a) for a breach of the representations and warranties set forth in Section 2.3(v) with respect to Damages, costs or liabilities (which, for the avoidance of doubt, include the costs associated with any injunctive relief or remedial activities by or obligations of the Purchaser Indemnitee) arising or resulting from or pursuant or relating to any Air Emission Requirement applicable to a Covered Product or to the manufacturing, distribution, sale or importation of a Covered Product.  To Purchaser’s Knowledge as of the date hereof, the facts and circumstances as of the date hereof do not warrant an investigation of the compliance of any Covered Product with Air Emission Requirements.

8.5           Purchaser’s Indemnification Covenants.  Purchaser shall, indemnify, save and keep Seller and their respective successors and assigns (the “Seller Indemnitees”) harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of or by virtue of:

(a)       any inaccuracy in or breach of any representation and warranty made by Purchaser to Seller herein or in any Transaction Document delivered to Seller in connection herewith (it being agreed and acknowledged by the parties that, solely for purposes of calculating Damages under this Article VIII, the representations and warranties of Purchaser in this Agreement shall not be deemed qualified by any references herein to materiality); or

(b)       any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement to be performed by Purchaser (including its obligations under this Article VIII);

8.6           Limitation on Purchaser’s Indemnification Obligations.  Purchaser’s obligations pursuant to the provisions of Section 8.5 are subject to the following limitations:

(a)       Seller Indemnitees shall not be entitled to recover under Section 8.5(a) unless a claim has been asserted by written notice delivered to Purchaser on or before September 15, 2011 (except with respect to those representations and warranties which survive beyond September 15, 2011, for which written notice must be delivered prior to the expiration of the survival period of such representation or warranty), specifying the details of the alleged misrepresentation or breach of warranty with reasonable particularity, the sections of this Agreement alleged to have been breached, the amount of Damages claimed, and all the relevant facts and circumstances of which Seller has knowledge.

(b)       The aggregate liability of Purchaser for Damages with respect to any indemnification claim of Seller Indemnitees under Section 8.5 shall not exceed the Purchase Price set forth in Section 1.2.

(c)       Seller Indemnitees shall not be entitled to recover under Section 8.5

   (i)     with respect to consequential damages of any kind, indirect, special, exemplary and punitive damages, in each case unless arising from a Third Party Claim; or

(ii)           to the extent the subject matter of the claim is covered by insurance held by Seller (net of actual out-of-pocket expenses incurred in obtaining such amounts, any co-payment, retrospective premium adjustment and increased premiums resulting from such claim); and

(d)       The amount of any recovery by Seller Indemnitees pursuant to Section 8.5 shall be reduced by any foreign, federal, state and/or local Tax benefits inuring to, and actually realized by, Seller Indemnitees and increased by any foreign, federal, state and/or local Tax cost actually incurred by Seller Indemnitees as a result of the state of facts which entitled Seller Indemnitees to recover from Purchaser pursuant to Section 8.5.  In the event that any foreign, federal, state and/or local Tax benefits are actually realized by the Seller Indemnitees with respect to any recovery pursuant to Section 8.5 for which such Seller Indemnitees have previously been indemnified hereunder, then a refund equal to the amount of such Tax benefits shall be made promptly to Purchaser.  In the event that any foreign, federal, state and/or local Tax cost is actually incurred by Seller Indemnitees with respect to any recovery payment pursuant to Section 8.5 for which such Seller Indemnitees have previously been indemnified hereunder, then Purchaser shall promptly pay the amount of such Tax cost to Seller.

8.7           Cooperation.  Subject to the provisions of Section 8.8, the Indemnified Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

8.8           Third Party Claims.

(a)       Forthwith following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice, and if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.  The Indemnified Party shall tender the defense of a Third Party Claim to the Indemnifying Party.  If the defense of a Third Party Claim is so tendered and within 30 days thereafter such tender is accepted by the Indemnifying Party, then the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim.  The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party.  The Indemnifying Party shall have the exclusive right to contest, defend and litigate such Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that (i) such settlement does not impose any liability upon the Indemnified Party and (ii) at least ten days prior to any such settlement, written notice of the Indemnifying Party’s intention to settle shall be given to the Indemnified Party.  All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party, and at the option of Seller, may be funded out of the Escrow Amount.

(b)       Notwithstanding anything contained herein to the contrary, (i) the Indemnifying Party shall not be entitled to have sole control over (and if it so desires, the Indemnified Party shall have sole control over) the defense, settlement, adjustment or compromise of (but the Indemnifying Party shall nevertheless be required to pay all Damages incurred by the Indemnified Party in connection with such defense, settlement or compromise to the extent required pursuant to this Article VIII):  (A) any Third Party Claim that seeks an order, injunction or other equitable relief against any Indemnified Party or any of its Affiliates and (B) any Third Party Claim in which both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such Action and (ii) in the event a Purchaser Indemnitee receives notice of a claim that is not an indemnified Third Party Claim (in whole or in part) solely due to the application of the Deductible, such Purchaser Indemnitee shall notify Seller of the existence of such claim and the parties shall engage in good faith consultation to determine whether Purchaser or Seller shall have the option to retain sole control over the defense by applying the following principles: (A) the party that will bear the majority of the estimated Damages associated with such claim shall have sole control over the defense unless otherwise agreed by the parties and (B) if the good faith estimates of the parties do not suggest the same outcome under the foregoing Clause A and the parties are otherwise unable to reach an agreement under the foregoing Clause A, Purchaser shall retain sole control over the defense if the amount remaining under the Deductible is greater than or equal to $400,000 and Seller shall have the option to retain sole control over the defense if the amount remaining under the Deductible is less than $400,000.  The party that does not retain sole control over the defense (the “Non-Controlling Party“) shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the other party (the “Controlling Party“).  Subject to Clause (i) of this Section 8.8(b), the Controlling Party shall have the exclusive right to contest, defend and litigate such Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that (x) such settlement does not impose any liability upon the Purchaser Indemnitee other than Damages not subject to indemnification pursuant to Section 8.4(b) and (y) at least ten days prior to any such settlement, written notice of the Controlling Party’s intention to settle shall be given to the Non-Controlling Party.

8.9           Insurance.  Purchaser Indemnitees and Seller Indemnitees shall each use commercially reasonable efforts, consistent with past practices, to recover under any insurance policy applicable to an indemnified claim.  In the event that any insurance proceeds are actually realized by a Purchaser Indemnitee or Seller Indemnitee with respect to any recovery pursuant to this Article VIII for which such indemnitee has previously been indemnified hereunder, then a refund equal to the amount of such insurance proceeds shall be made promptly to the party who made such indemnification payment.  In the event that any foreign, federal, state and/or local Tax cost is actually incurred by a Purchaser Indemnitee or Seller Indemnitee with respect to any recovery payment pursuant to this Section 8.9 for which such indemnitee has previously been indemnified hereunder, then Purchaser or Seller, as applicable, shall promptly pay the amount of such Tax cost to such Purchaser Indemnitee or Seller Indemnitee, as applicable.

8.10         Retention of Funds.  Seller hereby covenants and agrees that following the release of the Escrow Amount in accordance with the terms of the Escrow Agreement, Seller shall retain an amount in cash or cash equivalents equal to $5,000,000 less the amount of the indemnification payments made from the Escrow Amount pursuant to Section 8.4(f)(i) (the “Guaranteed Amount”) in an account maintained by Seller until the third anniversary of the Closing Date.  Notwithstanding the foregoing, if, following the release of the Escrow Amount in accordance with the terms of the Escrow Agreement, the total amount of cash and cash equivalents held by Seller is less than the Guaranteed Amount, Pfingsten Executive QP Fund III, L.P. agrees to either (a) contribute sufficient funds to Seller so that Seller holds the Guaranteed Amount or (b) arrange for Seller to post a letter of credit for the benefit of Purchaser from a financial institution reasonably acceptable to Purchaser in the amount of any deficiency between the Guaranteed Amount and the amount of cash or cash equivalents held by Seller and otherwise in form and substance reasonably acceptable to Purchaser.  The election of remedies provided in the foregoing sentence shall be in the sole discretion of Pfingsten Executive QP Fund III, L.P.  Notwithstanding anything to the contrary contained in this Agreement, in the event the Purchaser Indemnitees have not made claims for indemnification pursuant to Section 8.3(a) with respect to breaches of the representations and warranties set forth in Section 2.3(v) with respect to Damages, costs or liabilities (which, for the avoidance of doubt, include the costs associated with any injunctive relief or remedial activities by or obligations of the Purchaser Indemnitee) arising or resulting from or pursuant or relating to any Air Emission Requirement applicable to a Covered Product or to the manufacturing, distribution, sale or importation of a Covered Product, in excess of $250,000 in the aggregate on or before the second anniversary of the Closing Date, then the Guaranteed Amount shall be reduced to $3,000,000.  In the event Seller desires to distribute the Guaranteed Amount prior to the third anniversary of the Closing Date, Seller and Purchaser shall agree to negotiate in good faith with respect to an alternative arrangement to secure Seller’s obligations pursuant to Section 8.4(f)(i); provided that the parties hereby agree that if Seller posts a letter of credit for the benefit of Purchaser from a financial institution reasonably acceptable to Purchaser in the amount of the Guaranteed Amount and otherwise in form and substance reasonably acceptable to Purchaser, such letter of credit will provide adequate security of Seller’s obligations pursuant to Section 8.4(f)(i) to allow for the distribution of the Guaranteed Amount.  In furtherance of the foregoing, a financial institution having capital and surplus in excess of $500,000,000 shall be deemed reasonably acceptable to Purchaser for all purposes of this Section 8.10.

8.11         Indemnification Exclusive Remedy.  Except as set forth in Section 9.4(c), indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof.  Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party other than common law fraud.

ARTICLE IX
EFFECT OF TERMINATION/PROCEEDING

9.1           General.  The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article IX.

9.2           Right to Terminate.  Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of Purchaser and Seller;

(b)       by Seller at any time prior to the Closing, if there has been a material breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.2(a) or 4.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the earlier of (a) thirty (30) days after written notice thereof is given by Seller to Purchaser or (b) 5:00 p.m. Chicago, Illinois time on the date immediately preceding the Closing Date;

(c)       by Purchaser at any time prior to the Closing, if there has been a material breach of any representation, warranty, covenant or agreement made by Seller or the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.3(a) or 4.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the earlier of (a) thirty (30) days after written notice thereof is given by Purchaser to the Company or (b) 5:00 p.m. Chicago, Illinois time on the date immediately preceding the Closing Date; or

(d)       by prompt notice given in accordance with Section 10.2, by either of such parties if the Closing shall not have occurred at or before 11:59 p.m., Chicago, Illinois time, on August 13, 2010; provided, however, that the right to terminate this Agreement under this Section 9.2(d) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

9.3           Certain Effects of Termination.  In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 9.2, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement are terminated as provided herein:

(a)       each party, if so requested by the other party, will return promptly or destroy (and certify such destruction has occurred, if requested) every document furnished to it by the other party (or any subsidiaries, division, associate or Affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return or destroy such documents and any copies thereof any of them may have made; and

(b)       the Confidentiality Agreement shall remain in effect.

This Section 9.3 and Article XI shall survive any termination of this Agreement.

9.4           Remedies.  Notwithstanding any termination right granted in Section 9.2, in the event of the non-fulfillment of any condition to a party’s closing obligations, in the alternative, such party may elect to do one of the following:

(a)       proceed to close despite the non-fulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of a breach of any representation, warranty or covenant solely for purposes of Article IV and shall not affect such party’s rights and remedies with respect thereto under Article VIII or otherwise;

(b)       decline to close, terminate this Agreement as provided in Section 9.2, and thereafter seek damages to the extent permitted in Section 9.5; or

(c)       seek and obtain specific performance of the obligations of the other party.  Notwithstanding any other provision of this Agreement, each party agrees that the remedy of indemnity payments pursuant to Article VIII and other remedies at law would be inadequate in the case of any breach by such party of this Agreement and that the other party shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of this Agreement.

9.5           Right to Damages.  If this Agreement is terminated pursuant to Section 9.2, neither party hereto shall have any right whatsoever to assert a claim against the other party, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, unless the circumstances giving rise to such termination were caused by the other party’s willful failure to comply with a material covenant set forth herein, in which event termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party.

ARTICLE X
MISCELLANEOUS

10.1         Publicity.  Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity or disclosure concerning this transaction by Purchaser prior to Closing and by Seller at any time shall be made only with the prior agreement of Seller and Purchaser (and in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity or disclosure).  Except as otherwise required by law or applicable stock exchange rules, no such press releases or other publicity or disclosure shall state the amount of the Purchase Price or describe Seller’s return on investment.  Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller and its Affiliates shall be entitled to disclose information regarding the transaction to the beneficial owners of the Seller’s securities.

10.2         Notices.  All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail.  Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the day receipt is acknowledged; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile.  All notices shall be addressed as follows:

If to Seller:

SpeeCo Companies, L.L.C.
c/o Pfingsten Partners, L.L.C.
300 North LaSalle Street, Suite 5400
Chicago, Illinois  60654
Attention:  Scott A. Finegan
Fax:  (312) 222-8708

with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois  60606
Attention:  Laurence R. Bronska
Fax:  (312) 984-7700

If to Purchaser:

c/o Blount, Inc.
4909 SE International Way
Portland, Oregon  97222
Attention: Richard H. Irving
Fax: (503) 653 - 4592

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: George E. Zobitz
Fax: (212) 474-3700

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.2.

10.3         Disclosure Generally.  If and to the extent any information required to be furnished in any schedule is contained in this Agreement or in any other schedule attached hereto, such information shall be deemed to be included in all schedules to which the information is readily apparent to a reasonable Person to be applicable.  The inclusion of any information in any schedule (or updated schedule) attached hereto shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of the Company.

10.4         Expenses; Transfer Taxes.  Whether or not the Closing takes place and except as otherwise expressly provided herein, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.  All sales, use, stamp, documentary, excise and transfer Taxes applicable to the transfer of the Shares shall be shared equally by Seller and Purchaser.  Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

10.5         Entire Agreement.  This Agreement, the instruments to be delivered by the parties pursuant to the provisions hereof, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.  Each exhibit, schedule and the Seller Disclosure Schedule shall be considered incorporated into this Agreement.  Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties.

10.6         Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  Except as provided in Section 9.4(a), no waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.7         Counterparts.  This Agreement may be executed in multiple counterparts and by facsimile, each of which shall be deemed to be an original and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties, and all such counterparts shall together constitute but one instrument.

10.8         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from this Agreement, the remainder of which shall remain in full force and effect.  This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

10.9         Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the state of Delaware applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.10       Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties, and their successors and permitted assigns.  Nothing in this Agreement, express or implied, shall confer on any Person other than the parties, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights, except that the Indemnified Persons shall be third party beneficiaries of Section 6.3.

10.11       Assignability.  This Agreement shall not be assignable by Seller without the prior written consent of the other parties hereto, or by Purchaser without the prior written consent of Seller.  Seller hereby consents to Purchaser’s collateral assignment of its rights under this Agreement to the lenders who are financing the transactions contemplated by this Agreement.  Notwithstanding the foregoing, Purchaser may assign its right to purchase the Shares to a Subsidiary of Purchaser without the prior written consent of any other party; provided, however, that such assignment shall not release Purchaser from its obligations hereunder.

10.12       Rule of Construction.  The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions.  The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party.

10.13       Governmental Reporting.  Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with law.

10.14       Waiver of Trial by Jury.  Each of the parties waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Transaction Document or any transaction contemplated hereby or thereby.

10.15       Consent to Jurisdiction.  This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois.  Seller and Purchaser each agree to the exclusive jurisdiction of any federal court (or if such suit, action or other proceeding may not be brought in federal court for jurisdictional reasons, any state court) within the city of Chicago, Illinois, with respect to any Claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered or certified mail, return receipt requested, directed to it at its address set forth in Section 10.2, and service so made shall be deemed to be completed when received.  Seller and Purchaser each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder.  Nothing in this paragraph shall affect the right of Seller or Purchaser to serve legal process in any other manner permitted by law.

10.16       Amendments.  This Agreement shall not be modified, supplemented or amended except pursuant to an instrument in writing and duly executed and delivered by Purchaser and Seller.

10.17       Accounting Principles.  Unless otherwise specified herein, the classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computations to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP.

10.18       References.  The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement.  Any reference in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit” refers to the corresponding article, section, schedule or exhibit of or to this Agreement, unless the context indicates otherwise.  Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.  Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

10.19       Other Construction Rules.  All pronouns and any variations thereof shall be construed to refer to such gender and number as the identity of the Person or Persons may require.  The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement.  Words such as “hereof,” “herein,” “hereunder,” and “hereinafter,” refer to this Agreement as a whole, unless the context otherwise requires.

10.20       Index of Defined Terms.  The following terms are first defined in this Agreement on the page referenced below:

Affiliate	6	Company Benefit Agreement	16
Agreement	1	Company Benefit Plan	16
Air Emission Requirement	20	Company Employees	34
Arbitrating Accountant	2	Confidential Information	33
Business	1	Confidentiality Agreement	27
Cash Equivalents	2	Control	6
Claim	19	Controlling Party	40
Closing	4	Copyrights	22
Closing Balance Sheet	2	Covered Product	35
Closing Date	4	Damages	35
Closing Estimate Payment	3	Deductible	36
Closing Indebtedness	3	Delivery Date	2
COBRA	18	Dispute	2
Code	10	Dispute Notice	2
Commitment Documents	6	Dispute Period	2
Company	1	DOL	17

Employee Benefit Plan	16	Permitted Liens	10
Encumbrances	1	Person	6
Environmental Claim	20	Plant Closing and Mass Layoff Laws	34
Environmental Laws	20	Purchase Price	1
Environmental Permits	20	Purchaser	1
ERISA	16	Purchaser Indemnitees	35
ERISA Affiliate	16	Purchaser Welfare Benefit Plans	34
Escrow Agent	4	Purchaser’s Knowledge	26
Escrow Agreement	4	Release	21
Escrow Amount	4	Resolution Period	2
Extended Coverage Claims	35	Securities Act	6
Financial Statements	9	Seller	1
GAAP	2	Seller Benefit Agreement	16
Guaranteed Amount	40	Seller Benefit Plan	16
Hazardous Substances	20	Seller Disclosure Schedule	5
HSR Act	5	Seller Group	16
Indemnifiable Claim	32	Seller Indemnitees	38
Indemnified Party	35	Seller’s Knowledge	26
Indemnified Persons	31	Shares	1
Indemnifying Party	35	Software	22
Insurance Policies	23	SpeeCo	1
Intellectual Property	22	Subsidiaries	1
Interim Financial Statement Date	9	Tax Return	11
Interim Financial Statements	9	Tax Returns	10
IRS	17	Taxes	10
KPMG	2	Third Party Claim	35
Leased Real Estate	19	Top Ten Customer	23
Liens	10	Trademarks	22
Material Adverse Effect	7	Transaction Documents	5
Material Contract	13	Transaction Expenses	4
Non-Controlling Party	40	Voting Company Debt	9
Patents	22	WARN Act	33
Pension Plan	16	Welfare Plan	16
Permits	15	Working Capital	2

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

BLOUNT, INC.

By:	/s/ Richard H. Irving, III
Its:	Senior Vice President, General Counsel & Secretary

SELLER:

SPEECO COMPANIES, L.L.C.

By:	/s/ Scott A. Finegan
Its:	Secretary

IN WITNESS WHEREOF, solely with respect to Section 8.10, the undersigned has executed this Stock Purchase Agreement as of the date indicated in the first sentence of this Agreement.

PFINGSTEN EXECUTIVE QP FUND III, L.P.

By:	Pfingsten Partners III, L.P., its General Partner
By:	Pfingsten Partners, L.L.C., its General Partner

By:	/s/ Thomas S. Bagley
Name:	Thomas S. Bagley
Its: